   As filed with the Securities and Exchange Commission on April 10, 2020

Registration No. 333-237514

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 1)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISTAGEN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	2834	20-5093315
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

343 Allerton Ave.
South San Francisco, California 94090
(650) 577-3600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Shawn K. Singh
Chief Executive Officer
VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
(650) 577-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to

Daniel W. Rumsey, Esq.
Jessica R. Sudweeks, Esq.
Disclosure Law Group, a Professional Corporation
655 West Broadway, Suite 870
San Diego, CA 92101
Telephone: (619) 272-7050
Facsimile: (619) 330-2101

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	9,592,607	$0.46	$4,412,599.22	$572.76 (3)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover the additional securities of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)
Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, calculated on the basis of the average of the high and low prices per share of the registrant’s common stock as reported by The Nasdaq Capital Market on March 25, 2020.

(3)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 10, 2020

9,592,607 Shares of Common Stock

This prospectus relates to the offer and sale of up to 9,592,607 shares of common stock, par value $0.001, of VistaGen Therapeutics, Inc., a Nevada corporation, by Lincoln Park Capital Fund, LLC (Lincoln Park) or the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to a purchase agreement that we entered into with Lincoln Park on March 24, 2020. See The Lincoln Park Transaction for a description of that agreement and Selling Stockholder for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See Plan of Distribution for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the Securities Act) .

The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See Plan of Distribution.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “VTGN”. On April 9, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.4501 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2020.

-i-

PRO SPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before deciding to invest in our common stock, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained elsewhere in this prospectus. Unless the context otherwise requires, the words “VistaGen Therapeutics, Inc.” “VistaGen,” “we,” “the Company,” “us” and “our” refer to VistaGen Therapeutics, Inc., a Nevada corporation. “VistaStem Therapeutics, Inc.” and “VistaGen California” refer to our wholly owned subsidiary, VistaGen Therapeutics, Inc., a California corporation doing business as VistaStem Therapeutics, Inc.

Business Overview

We are a multi-asset, clinical-stage biopharmaceutical company committed to developing differentiated new generation medications for anxiety, depression and other central nervous system (CNS) diseases and disorders with high unmet need. Our pipeline includes three clinical-stage CNS drug candidates, each with a differentiated mechanism of action, an exceptional safety profile in all clinical studies to date, and therapeutic potential in multiple CNS markets. We aim to become a fully-integrated biopharmaceutical company that develops and commercializes innovative CNS therapies for large and growing mental health and neurology markets where current treatments are inadequate to meet the needs of millions of patients and caregivers worldwide.

PH94B Neuroactive Nasal Spray for Anxiety-related Disorders

PH94B neuroactive nasal spray is an odorless, first-in-class, fast-acting synthetic neurosteroid with therapeutic potential in a wide range of neuropsychiatric indications involving anxiety or phobia. Conveniently self-administered in microgram doses without systemic exposure, we are initially developing PH94B as a potential fast-acting, non-sedating, non-addictive new generation treatment of social anxiety disorder (SAD). SAD affects over 20 million Americans and, according to the National Institutes of Health (NIH), is the third most common psychiatric condition after depression and substance abuse. A person with SAD feels symptoms of anxiety or fear in certain social situations, such as meeting new people, dating, being on a job interview, answering a question in class, or having to talk to a cashier in a store. Doing everyday things in front of people - such as eating or drinking in front of others or using a public restroom - also causes anxiety or fear. A person with SAD is afraid that he or she will be humiliated, judged, and rejected.  The fear that people with SAD have in social situations is so strong that they feel it is beyond their ability to control. As a result, SAD gets in the way of going to work, attending school, or doing everyday things in situations with potential for interpersonal interaction. People with SAD may worry about these and other things for weeks before they happen. Sometimes, they end up staying away from places or events where they think they might have to do something that will embarrass or humiliate them.  Some people with SAD have performance anxiety. They feel physical symptoms of fear and anxiety in performance situations, such as giving a lecture, a speech or a presentation at school or work, as well as playing a sports game, or dancing or playing a musical instrument on stage.  Without treatment, SAD can last for many years or a lifetime and prevent a person from reaching his or her full potential.

Only three drugs, all oral antidepressants (ADs), are approved by the U.S Food and Drug Administration (FDA) specifically for treatment of SAD. These FDA-approved chronic ADs have slow onset of therapeutic effect (often taking many weeks to months) and significant side effects (often beginning soon after administration). Slow onset of effect, chronic administration and significant side effects may make the FDA-approved ADs inadequate or inappropriate treatment alternatives for many individuals affected by SAD episodically. VistaGen’s PH94B is fundamentally differentiated from all current anxiolytics, including all ADs approved by the FDA for treatment of SAD. Intranasal self-administration of only approximately 3.2 micrograms of PH94B binds to nasal chemosensory receptors that, in turn, activate key neural circuits in the brain that lead to rapid suppression of fear and anxiety. In Phase 2 and pilot Phase 3 clinical studies to date, PH94B has not shown psychological side effects (such as dissociation or hallucinations), systemic exposure, sedation or other side effects and safety concerns that may be caused by the current ADs approved by the FDA for treatment of SAD, as well as by benzodiazepines and beta blockers, which are not approved by the FDA to treat SAD but which may be prescribed by psychiatrists and physicians for treatment of SAD on an off-label basis.

In a peer-reviewed, published double-blind, placebo-controlled Phase 2 clinical trial, PH94B neuroactive nasal spray was significantly more effective than placebo in reducing both public-speaking (performance) anxiety (p=0.002) and social interaction anxiety (p=0.009) in laboratory challenges of individuals with SAD within 15 minutes of self-administration of a non-systemic 1.6 microgram dose of PH94B.  Based on its novel mechanism of pharmacological action, rapid-onset of therapeutic effects and exceptional safety and tolerability profile in Phase 2 and pilot Phase 3 clinical trials to date, we are preparing for Phase 3 clinical development of PH94B for treatment of SAD in adults. Our goal is to develop and commercialize PH94B as the first FDA-approved, fast-acting, on-demand, at-home treatment for SAD. Additional potential anxiety-related neuropsychiatric indications for PH94B include general anxiety disorder, peripartum anxiety (pre- and post-partum anxiety), preoperative or pre-testing (e.g., pre-MRI) anxiety, panic disorder, post-traumatic stress disorder and specific social phobias. The FDA has granted Fast Track designation for development of our PH94B neuroactive nasal spray for on-demand treatment of SAD, the FDA’s first such designation for a drug candidate for SAD.

PH10 Neuroactive Nasal Spray for Depression and Suicidal Ideation

PH10 neuroactive nasal spray is an odorless, first-in-class, fast-acting synthetic neurosteroid with therapeutic potential in a wide range of neuropsychiatric indications involving depression and suicidal ideation. Conveniently self-administered in microgram doses without systemic exposure, we are initially developing PH94B as a potential fast-acting, non-sedating, non-addictive new generation treatment of major depressive disorder (MDD).

Depression is a serious medical illness and a global public health concern that can occur at any time over a person's life. While most people will experience depressed mood at some point during their lifetime, MDD is different. MDD is the chronic, pervasive feeling of utter unhappiness and suffering, which impairs daily functioning. Symptoms of MDD include diminished pleasure or loss of interest in activities, changes in appetite that result in weight changes, insomnia or oversleeping, psychomotor agitation, loss of energy or increased fatigue, feelings of worthlessness or inappropriate guilt, difficulty thinking, concentrating or making decisions, and thoughts of death or suicide and attempts at suicide. Current FDA-approved medications available in the multi-billion-dollar global AD market often fall far short of satisfying the unmet medical needs of millions suffering from the debilitating effects of depression.

While current FDA-approved ADs are widely used, about two-thirds of patients with MDD do not respond to their initial AD treatment. Inadequate response to current ADs is among the key reasons MDD is one of the leading public health concerns in the United States, creating a significant unmet medical need for new agents with fundamentally different mechanisms of action and side effect and safety profiles.

PH10 is a new generation antidepressant with a mechanism of action that is fundamentally different from all current ADs. After self-administration, a non-systemic microgram-level dose of PH10 binds to nasal chemosensory receptors that, in turn, activate key neural circuits in the brain that can lead to rapid-onset antidepressant effects, but without the psychological side effects (such as dissociation and hallucinations) or safety concerns that maybe be caused by ketamine-based therapy (KBT), including intravenous ketamine or esketamine nasal spray, or the significant side effects of current ADs. In an exploratory 30-patient Phase 2a clinical trial, PH10, self-administered at a dose of 6.4 micrograms, was well-tolerated and demonstrated significant (p=0.022) rapid-onset antidepressant effects, which were sustained over an 8-week period, as measured by the Hamilton Depression Rating Scale (HAM-D), without side effects or safety concerns that may be caused by KBT. Based on positive results from this exploratory Phase 2a study, we are preparing for Phase 2b clinical development of PH10 in MDD. With its exceptional safety profile during clinical development to date, we believe PH10, as a convenient at-home therapy, has potential for multiple applications in global depression markets, including as a stand-alone front-line therapy for MDD, as an add-on therapy to augment current FDA-approved ADs for patients with MDD who have an inadequate response to standard ADs, and to prevent relapse following successful treatment with KBT.

AV-101, an Oral NMDA Receptor Antagonist

AV-101 (4-Cl-KYN) targets the NMDAR (N-methyl-D-aspartate receptor), an ionotropic glutamate receptor in the brain. Abnormal NMDAR function is associated with numerous CNS diseases and disorders. AV-101 is an oral prodrug of 7-chloro-kynurenic acid (7-Cl-KYNA), which is a potent and selective full antagonist of the glycine co-agonist site of the NMDAR that inhibits the function of the NMDAR. Unlike ketamine and many other NMDAR antagonists, 7-Cl-KYNA is not an ion channel blocker. In all studies to date, AV-101 has exhibited no dissociative or hallucinogenic psychological side effects or safety concerns similar to those that may be caused by amantadine and KBT. With its exceptionally few side effects and excellent safety profile, AV-101 has potential to be a differentiated oral, new generation treatment for multiple large-market CNS indications where current treatments are inadequate to meet high unmet patient needs. The FDA has granted Fast Track designation for development of AV-101 as both a potential adjunctive treatment for MDD and as a non-opioid treatment for neuropathic pain.

We recently completed a double-blind, placebo-controlled, multi-center Phase 2 clinical trial of AV-101 as a potential adjunctive treatment, together with a standard FDA-approved oral AD (either a selective serotonin reuptake inhibitor (SSRI) or a serotonin norepinephrine reuptake inhibitor (SNRI)), in MDD patients who had an inadequate response to a stable dose of a standard AD (the Elevate Study). Topline results of the Elevate Study (n=199) indicated that the AV-101 treatment arm (1440 mg) did not differentiate from placebo on the primary endpoint (change in the Montgomery-Åsberg Depression Rating Scale (MADRS-10) total score compared to baseline), potentially due to sub-therapeutic levels of 7-Cl-KYNA in the brain. As in prior clinical studies, AV-101 was well tolerated, with no psychotomimetic side effects or drug-related serious adverse events.

Recent discoveries from successful AV-101 preclinical studies suggest that there is a substantially increased brain concentration of AV-101 and its active metabolite, 7-Cl-KYNA, when AV-101 is given together with probenecid, a safe and well-known oral anion transport inhibitor used to treat gout. These surprising effects were first revealed in our recent preclinical studies, although they are consistent with well-documented clinical studies of probenecid increasing the therapeutic benefits of several unrelated classes of approved drugs, including certain antibacterial, anticancer and antiviral drugs. When probenecid was administered adjunctively with AV-101 in an animal model, substantially increased brain concentrations of both AV-101 (7-fold) and of 7-Cl-KYNA (35-fold) were discovered. We also recently identified that some of the same kidney transporters that reduce drug concentrations in the blood, by excretion in the urine, are also found in the blood brain barrier and function to reduce 7-Cl-KYNA levels in the brain by pumping it out of the brain and back into the blood. In the recent preclinical studies with AV-101 and probenecid, we discovered that blocking those transporters in the blood brain barrier with probenecid resulted, as noted above, in a substantially increased brain concentration of 7-Cl-KYNA. This 7-Cl-KYNA efflux-blocking effect of probenecid, with the resulting increased brain levels and duration of 7-Cl-KYNA, suggests the potential impact of AV-101 with probenecid could result in far more profound therapeutic benefits for patients with MDD and other NMDAR-focused CNS diseases and disorders than demonstrated in the Elevate Study. Some of the new discoveries from our recent AV-101 preclinical studies with adjunctive probenecid were presented by a collaborator of VistaGen at the British Pharmacological Society’s Pharmacology 2019 annual conference in Edinburgh, UK in December 2019.

In addition, a Phase 1b target engagement study completed after the Elevate Study by the Baylor College of Medicine (Baylor) with financial support from the U.S. Department of Veterans Affairs (VA), involved 10 healthy volunteer U.S. military Veterans who received single doses of AV-101 (720 mg or 1440 mg) or placebo, in a double-blind, randomized, cross-over controlled trial. The primary goal of the study was to identify and define a dose-response relationship between AV-101 and multiple electrophysiological (EEG) biomarkers related to NMDAR function, as well as blood biomarkers associated with suicidality (the Baylor Study). The findings from the Baylor Study suggest that, in healthy Veterans, the higher dose of AV-101 (1440 mg) was associated with dose-related increase in the 40 Hz Auditory Steady State Response (ASSR), a robust measure of the integrity of inhibitory interneuron synchronization that is associated with NMDAR inhibition. Findings from the successful Baylor Study were presented at the 58th Annual Meeting of the American College of Neuropsychopharmacology (ACNP) in Orlando, Florida in December 2019.

The successful Baylor Study and the recent discoveries in our preclinical studies involving AV-101 and adjunctive probenecid suggest that it may be possible to increase therapeutic concentrations and duration of 7-Cl-KYNA in the brain, and thus increase NMDAR antagonism in MDD patients with an inadequate response to standard ADs when AV-101 and probenecid are combined. During 2020, we plan to conduct additional AV-101 preclinical studies with adjunctive probenecid to evaluate its potential applicability to MDD, suicidal ideation and other NMDAR-focused CNS indications for which we have existing preclinical data with AV-101 as a monotherapy, including epilepsy, levodopa-induced dyskinesia, and neuropathic pain, to determine the most appropriate path forward for potential future clinical development and commercialization of AV-101.

VistaStem Therapeutics – Stem Cell Technology for Drug Rescue and Regenerative Medicine

In addition to our current CNS drug candidates, we have stem cell technology-based, pipeline-enabling programs through our wholly-owned subsidiary, VistaStem Therapeutics (VistaStem). VistaStem is focused on applying human pluripotent stem cell (hPSC) technologies, including our customized cardiac bioassay system, CardioSafe 3D, to discover and develop small molecule New Chemical Entities (NCEs) for our CNS pipeline or out-licensing. In addition, VistaStem’s stem cell technologies involving hPSC-derived blood, cartilage, heart and liver cells have multiple potential applications in the cell therapy (CT) and regenerative medicine (RM) fields.

To advance potential CT and RM applications of VistaStem’s hPSC technologies related to heart cells, we licensed to BlueRock Therapeutics LP, a next generation CT/RM company formed jointly by Bayer AG and Versant Ventures, rights to develop and commercialize certain proprietary technologies relating to the production of cardiac stem cells for the treatment of heart disease. As a result of its acquisition of BlueRock Therapeutics in 2019, Bayer AG now holds rights to develop and commercialize VistaStem’s hPSC technologies relating to the production of heart cells for the treatment of heart disease (the Bayer Agreement).  In a manner similar to the Bayer Agreement, we may pursue additional collaborations involving rights to develop and commercialize VistaStem’s hPSC technologies for production of blood, cartilage, and/or liver cells for CT and RM applications, including, among other indications, treatment of arthritis, cancer and liver disease.

Recent Developments

January 2020 Registered Direct Offering and Concurrent Offering of Warrants

On January 24, 2020, we entered into a securities purchase agreement with certain accredited investors pursuant to which we received gross cash proceeds of $2.75 million upon the sale of an aggregate of 3,870,077 shares of our common stock at a purchase price of $0.71058 per share (the January 2020 Offering). Concurrently with the January 2020 Offering, we also commenced a private placement in which we issued and sold warrants exercisable for an aggregate of 3,870,077 unregistered shares of our common stock (the Warrant Shares), having an exercise price of $0.73 per Warrant Share.

Corporate Information

VistaGen Therapeutics, Inc., a Nevada corporation, is the parent of VistaGen Therapeutics, Inc. (dba VistaStem Therapeutics, Inc.), a wholly owned California corporation founded in 1998. Our principal executive offices are located at 343 Allerton Avenue, South San Francisco, California 94080, and our telephone number is (650) 577-3600. Our website address is www.vistagen.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Lincoln Park Purchase Agreement

On March 24, 2020, we entered into a purchase agreement (the Purchase Agreement) and a registration rights agreement (the Registration Rights Agreement) with Lincoln Park pursuant to which Lincoln Park committed to purchase up to $10,250,000 of our common stock.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $10,250,000 of shares of our common stock. On March 24, 2020, we sold 500,000 shares of common stock to Lincoln Park under the Purchase Agreement at a price of $0.50 per share for proceeds of $250,000. Future sales of common stock under the Purchase Agreement, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 24-month period commencing on the date that a registration statement of which this prospectus forms a part, which we agreed to file with the Securities and Exchange Commission (the SEC) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied (such date on which all of such conditions are satisfied, the Commencement Date).

After the Commencement Date, on any business day over the term of the Purchase Agreement, we have the right, in our sole discretion, to direct Lincoln Park to purchase up to 100,000 shares on such business day (the Regular Purchase), subject to increases under certain circumstances as provided in the Purchase Agreement. The purchase price per share for each such Regular Purchase will be based on prevailing market prices of the Company’s common stock immediately preceding the time of sale as computed under the Purchase Agreement. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. In addition to Regular Purchases, provided that we present Lincoln Park with a purchase notice for the full amount allowed for a Regular Purchase, we may also direct Lincoln Park to make accelerated purchases and additional accelerated purchases as described in the Purchase Agreement.

Under applicable rules of the Nasdaq Capital Market, the aggregate number of shares that we can sell to Lincoln Park under the Purchase Agreement may in no case exceed 19.99% of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is 9,592,607 shares of common stock) (the Exchange Cap), unless (i) stockholder approval is obtained to issue more, in which case the Exchange Cap will not apply, or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds the closing price of our common stock on the Nasdaq Capital Market immediately preceding the signing of the Purchase Agreement, plus an incremental amount such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable rules of the Nasdaq Capital Market.

Lincoln Park has no right to require us to sell any shares of common stock to Lincoln Park, but Lincoln Park is obligated to make purchases as we direct, subject to certain conditions. In all instances, we may not sell shares of our common stock to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 9.99% of our common stock. There are no upper limits on the price per share that Lincoln Park must pay for shares of our common stock pursuant to the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions and indemnification obligations of the parties. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty. We issued to Lincoln Park 750,000 shares of common stock, or approximately 2.7% of the value of the shares of common stock issuable under the Purchase Agreement, in consideration for entering into the Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

The Offering

Shares of common stock offered by the selling stockholders
9,592,607 shares consisting of:

●
500,000 shares sold to Lincoln Park at $0.50 per share on the Execution Date (the Initial Purchase Shares);

●
8,342,607 shares we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus; and

●
750,000 commitment shares issued to Lincoln Park on the Execution Date (the Commitment Shares).

Shares of common stock outstanding before this offering	47,963,042 shares of common stock.

Shares of common stock to be outstanding after giving effect to the issuance of 9,592,607 shares under the Purchase Agreement registered hereunder	57,555,649 shares of common stock.

Use of proceeds
We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus.

Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See Use of Proceeds.

Terms of this offering
The selling stockholder, including its transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Nasdaq symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “VTGN”.

Risk Factors
Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described in or incorporated by reference under the heading “Risk Factors” in this prospectus, the documents we have incorporated by reference herein, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus. See Incorporation of Certain Information by Reference and Where You Can Find More Information.

Unless otherwise noted, the number of shares of our common stock prior to and after this offering is based on 49,213,042 shares outstanding as of March 30, 2020 and excludes:

●
750,000 shares of common stock  reserved for issuance upon conversion of 500,000 shares our Series A Preferred Stock held by one institutional investor and one accredited individual investor ;

●
1,160,240 shares of common stock reserved for issuance upon conversion of 1,160,240 shares of our Series B 10% Convertible Preferred Stock held by two institutional investors;

●
2,318,012 shares of common stock reserved for issuance upon conversion of 2,318,012 shares of our Series C Convertible Preferred Stock held by one institutional investor;

●
22,555,281 shares of common stock that have been reserved for issuance upon exercise of outstanding warrants, with a weighted average exercise price of $1.64 per share;

●
7,768,088 shares of common stock reserved for issuance upon exercise of outstanding stock options under our 2019 Omnibus Equity Incentive Plan, with a weighted average exercise price of $1.41 per share; and

●
6,730,162 shares of common stock reserved for future issuance in connection with future grants under our 2019 Omnibus Equity Incentive Plan.

●
1,000,000 shares of common stock reserved for future issuance in connection with future sales under our 2019 Employee Stock Purchase Plan.

RISK FACTORS

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and our Quarterly Report on Form 10-Q for the quarters ended June 30, 2019, September 30, 2019 and December 31, 2019, which are incorporated by reference into this prospectus, as well as our other filings with the SEC, include material risk factors relating to our business. Those risks and uncertainties and the risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial or that are not specific to us, such as general economic conditions, may also materially and adversely affect our business and operations. If any of those risks and uncertainties or the risks and uncertainties described below actually occurs, our business, financial condition or results of operations could be harmed substantially. In such a case, you may lose all or part of your investment. You should carefully consider the risks and uncertainties described below and those risks and uncertainties incorporated by reference into this prospectus supplement, as well as the other information included in this prospectus supplement, before making an investment decision with respect to our common stock.

Risks Related to this Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On March 24, 2020, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10,250,000 of our common stock, including the Initial Purchase Shares. Upon the execution of the Purchase Agreement, we issued 750,000 Commitment Shares to Lincoln Park as a fee for its commitment to enter into the Purchase Agreement and purchase shares of our common stock thereunder. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park, at our sole discretion, from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the prevailing price of our common stock on the date(s) of purchase. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined solely by us. We may ultimately decide to sell to Lincoln Park all, some or none of the 8,342,607 additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell any additional shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

The public trading price for our common stock can be affected by a number of factors, including:

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plans for, progress of or results from nonclinical and clinical development activities related to our product candidates;

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the failure of the FDA or other regulatory authority to approve our product candidates;

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announcements of new products, technologies, commercial relationships, acquisitions or other events by us or our competitors;

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the success or failure of other CNS therapies;

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regulatory or legal developments in the U.S. and other countries;

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announcements regarding our intellectual property portfolio;

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failure of our product candidates, if approved, to achieve commercial success;

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fluctuations in stock market prices and trading volumes of similar companies;

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variations in our quarterly operating results;

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changes in our financial guidance or securities analysts’ estimates of our financial performance;

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sales or purchases of large blocks of our common stock, including sales or purchases by our executive officers, directors and significant stockholders;

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establishment of short positions by holders or non-holders of our stock;

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additions or departures of key personnel;

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discussion of us or our stock price by the press and by online investor communities; and

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general market conditions and overall fluctuations in U.S. equity markets, including fluctuations attributable to the recent outbreak of the novel coronavirus (COVID-19);

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conditions that are outside of our control, such as the impact of health and safety concerns from the current outbreak of COVID-19 or other unforeseeable circumstances; and

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other risks and uncertainties described in these risk factors and the risk factors incorporated into this prospectus by reference.

In recent years, the stock markets generally and the stock prices of many companies in the pharmaceutical industry have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our common stock shortly following this offering. If the market price of shares of our common stock does not ever exceed the price at which shares are acquired under the Purchase Agreement, you may not be able to resell shares of our common stock at or above the price you paid.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

We may direct Lincoln Park to purchase up to $10,250,000 worth of shares of our common stock under our agreement over a 24-month period generally in amounts up to 100,000 shares of our common stock, which share amount may be increased to include additional shares of our common stock depending on the market price of our common stock at the time of sale, and subject to a maximum limit of $1,000,000 per purchase, on any such business day. In addition to the 750,000 Commitment Shares and 500,000 Initial Purchase Shares, an additional 8,342,607 shares of our common stock are being offered under this prospectus that may be sold by us to Lincoln Park, at our discretion, from time to time over a 24-month period commencing after the date of the Commencement. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to $10,250,000. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10,250,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales and issuances of our common stock or other securities may result in significant dilution and could cause the price of our common stock to decline.

To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time, including pursuant to the Purchase Agreement with Lincoln Park. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

In addition, sales of a substantial number of shares of our outstanding common stock in the public market could occur at any time. Certain of our stockholders, including Lincoln Park, hold a substantial number of our common stock that many of them are now able to sell in the public market. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding warrants or options, or the perception that such sales may occur, could adversely affect the market price of our common stock.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

INCORPORATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

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our Annual Report on Form 10-K for the year ended March 31, 2019, filed on June 25, 2019;

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our Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed on August 13, 2019;

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our Quarterly Report on Form 10-Q for the period ended September 30, 2019, filed on November 7, 2019;

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our Quarterly Report on Form 10-Q for the period ended December 31, 2019, filed on February 13, 2020;

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our Current Report on Form 8-K, filed on April 4, 2019;

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our Current Report on Form 8-K, filed on May 2, 2019;

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our Current Report on Form 8-K, filed on June 21, 2019;

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our Current Report on Form 8-K, filed on July 23, 2019;

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our Current Report on Form 8-K, filed on August 16, 2019;

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our Current Report on Form 8-K, filed on August 23, 2019;

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our Current Report on Form 8-K, filed on September 6, 2019;

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our Current Report on Form 8-K, filed on September 25, 2019;

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our Current Report on Form 8-K, filed on October 9, 2019;

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our Current Report on Form 8-K, filed on October 30, 2019;

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our Current Report on Form 8-K, filed on November 8, 2019;

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our Current Report on Form 8-K, filed on December 12, 2019;

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our Current Report on Form 8-K, filed on December 27, 2019;

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our Current Report on Form 8-K, filed on January 27, 2020;

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our Current Report on Form 8-K, filed on January 31, 2020;

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our Current Report on Form 8-K, filed on February 13, 2020;

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our Current Report on Form 8-K, filed on February 21, 2020;

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our Current Report on Form 8-K, filed on March 26, 2020;

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our Current Report on Form 8-K, filed on April 3, 2020; and

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The description of our common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the Securities Act) on May 3, 2016, including any amendment or report filed with the SEC for the purpose of updating this description.

 We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
(650) 577-3600

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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the availability of capital to satisfy our working capital requirements;

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the accuracy of our estimates regarding expenses, future revenues and capital requirements;

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our plans to develop and commercialize our any of our current product candidates;

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our ability to initiate and complete our clinical trials and to advance our product candidates into additional clinical trials, including pivotal clinical trials, and successfully complete such clinical trials;

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regulatory developments in the U.S. and foreign countries;

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the performance of our third-party contractors involved with the manufacturer and production of our drug candidates for nonclinical and clinical development activities, contract research organizations and other third-party nonclinical and clinical development collaborators and regulatory service providers;

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our ability to obtain and maintain intellectual property protection for our core assets;

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the size of the potential markets for our product candidates and our ability to serve those markets;

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the rate and degree of market acceptance of our product candidates for any indication once approved;

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the success of competing products and product candidates in development by others that are or become available for the indications that we are pursuing;

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the loss of key scientific, clinical and nonclinical development, and/or management personnel, internally or from one of our third-party collaborators; and

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other risks and uncertainties, including those described under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and subsequent Quarterly Reports on Form 10-Q, which risk factors are incorporated herein by reference.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. However, we may not be registering for sale or offering for resale under the registration statement of which this prospectus is a part all of the shares issuable pursuant to the Purchase Agreement. In any evert, we will receive no proceeds from the sale of any shares of common stock by Lincoln Park pursuant to this prospectus. As we are unable to predict the timing or amount of potential issuances of all of the shares offered hereby (other than the Commitment Shares or the Initial Purchase Shares), we have not allocated any proceeds of such issuances to any particular purpose. Accordingly, all such proceeds are expected to be used for working capital and general corporate purposes.

Pending other uses, we intend to invest any proceeds from the offering in short-term investments or hold them as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.   Shares of our Series B 10% Convertible Preferred Stock accrue dividends at a rate of 10% per annum, which dividends are payable solely in unregistered shares of our common stock at the time the Series B 10% Convertible Preferred Stock is converted into common stock.

SELLING STOCKHOLDER

This prospectus relates to only the resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued and sold to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on March 24, 2020 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold and may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of March 24, 2020. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	3,904,966(2)	7.78%(3)	9,592,607(4)	6.78%

(1)
Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)
Includes (i) the 500,000 shares sold to Lincoln Park as Initial Purchase Shares under the Purchase Agreement and the 750,000 shares issued to Lincoln Park as Commitment Shares which are being registered under the registration statement of which this prospectus is a part. Includes a currently exercisable warrant to purchase 1,000,000 shares of our common stock. Excludes a warrant to purchase 2,814,602 shares of our common stock not exercisable within 60 days. See the description under the heading The Lincoln Park Transaction below for more information about the Purchase Agreement.

(3)	Based on 49,213,042 outstanding shares of our common stock as of March 30, 2020.

(4)
Although the Purchase Agreement provides that we may sell up to $10,250,000 of our common stock to Lincoln Park, in addition to the 750,000 Commitment Shares and 500,000 Initial Purchase Shares, an additional 8,342,607 shares of our common stock are being offered under this prospectus that may be sold by us to Lincoln Park, at our discretion, from time to time over a 24-month period commencing after the Commencement Date. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,250,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement. See “The Lincoln Park Transaction.”

LINCOLN PARK TRANSACTION

General

On March 24, 2020 (the Execution Date), we entered into a Purchase Agreement and a Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $10,250,000 of our common stock from time to time during the term of the Purchase Agreement, subject to certain limitations.

Other than the Initial Purchase Shares, which we sold to Lincoln Park on the Execution Date, we do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the Commencement Date (defined below) has occurred. Thereafter, we may, from time to time, and at our sole discretion, on any single business day, direct Lincoln Park to purchase shares of our common stock in amounts up to 100,000 shares, which amounts may be increased depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $1,000,000 per single purchase (Regular Purchases). In addition, at our discretion, Lincoln Park has committed to purchase other amounts under an Accelerated Purchase (as defined below) under certain circumstances. The purchase price per share sold will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Under applicable rules of The Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of the Exchange Cap (which is 9,592,607 shares, or 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds the closing price of our common stock on The Nasdaq Capital Market on the business day immediately preceding March 24, 2020 plus an incremental amount, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park exceeding the Beneficial Ownership Cap.

Pursuant to the Registration Rights Agreement, the Company is required to register the shares of common stock that have been and may be issued to Lincoln Park under the Purchase Agreement. We have filed the registration statement with the SEC that includes this prospectus to register for resale under the Securities Act, up to 9,592,607 shares of common stock, representing 19.99% of our issued and outstanding shares of common stock on March 24, 2020.

Purchase of Shares Under the Purchase Agreement

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $10,250,000 of shares of common stock, including the Initial Purchase Shares purchased by Lincoln Park on the Execution Date. Such sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 24-month period commencing on the date that a registration statement covering the resale of shares of common stock that have been and may be issued under the Purchase Agreement, which the Company agreed to file with the SEC pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied, all of which are outside the control of Lincoln Park (such date on which all of such conditions are satisfied, the Commencement Date).

Thereafter, under the Purchase Agreement, on any business day over the term of the Purchase Agreement, the Company has the right, in its sole discretion, to present Lincoln Park with a purchase notice (each, a Purchase Notice) directing Lincoln Park to purchase up to 100,000 shares per business day (the Regular Purchase), (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). The Regular Purchase Amount may be increased up to 150,000 shares if the closing price is not below $0.80 per share, may be increased up to 200,000 shares if the closing price is not below $1.00 per share, and may be increased up to 250,000 shares if the closing price is not below $1.50 per share.

In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. The Purchase Agreement provides for a purchase price per Purchase Share (the Purchase Price) equal to the lesser of:

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the lowest sale price of the Company’s common stock on the purchase date; and

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the average of the three lowest closing sale prices for the Company’s common stock during the ten consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition, on any date on which the Company submits a Purchase Notice to Lincoln Park and on which date the Company has directed a Regular Purchase in full, the Company also has the right, in its sole discretion, to present Lincoln with an accelerated purchase notice (each, an Accelerated Purchase Notice) directing Lincoln Park to purchase an amount of stock (the Accelerated Purchase) equal to up to the lesser of (i) three times the number of shares purchased pursuant to such Regular Purchase; or (ii) 30% of the aggregate shares of the Company’s common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed (such period of time on the applicable Accelerated Purchase Date, the Accelerated Purchase Measurement Period). The purchase price per share for each such Accelerated Purchase will be equal to the lesser of:

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95% of the volume weighted average price of the Company’s common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

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the closing sale price of the Company’s common stock on the applicable Accelerated Purchase Date.

In the case of the regular purchases and accelerated purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

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the effectiveness of a registration statement registering the resale of the Securities lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such registration statement (or the prospectus forming a part thereof) is unavailable to the Investor for resale of any or all of the Securities to be issued to the Investor under the Transaction Documents, and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period, but excluding a lapse or unavailability where (i) the Company terminates a registration statement after the Investor has confirmed in writing that all of the Securities covered thereby have been resold or (ii) the Company supersedes one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering Securities (provided in the case of this clause (ii) that all of the Securities covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

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the suspension of the common stock from trading on the Principal Market for a period of one (1) Business Day, provided that the Company may not direct the Investor to purchase any shares of common stock during any such suspension;

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the delisting of the common stock from The Nasdaq Capital Market, provided, however, that the common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc. or the OTCQB operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);

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If at any time after the Commencement Date, the Exchange Cap is exceeded unless and until stockholder approval is obtained pursuant to the Purchase Agreement. The Exchange Cap shall be deemed to be exceeded at such time if, upon submission of a Regular Purchase Notice or Accelerated Purchase Notice under this Agreement, the issuance of such shares of common stock would exceed that number of shares of common stock which the Company may issue under this Agreement without breaching the Company’s obligations under the rules or regulations of the Principal Market;

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the failure for any reason by the Transfer Agent to issue Purchase Shares to the Investor within three (3) Business Days after the applicable Purchase Date, Accelerated Purchase Date or Additional Accelerated Purchase Date (as applicable) on which the Investor is entitled to receive such Purchase Shares;

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the Company breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach has or could have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) Business Days;

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if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

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if the Company is at any time insolvent, or, pursuant to or within the meaning of any Bankruptcy Law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or is generally unable to pay its debts as the same become due;

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a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company or any Subsidiary; or

●
if at any time the Company is not eligible to transfer its common stock electronically as DWAC Shares.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Termination Rights of the Company

We have the unconditional right, at any time, for any reason and without any payment or liability to Lincoln Park, to give notice to Lincoln Park to terminate the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 9,592,607 shares registered in this offering which have been and may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering may be sold over a period of up to 24-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant number of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement (i) shares of our common stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap or the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds the closing price of our common stock on The Nasdaq Capital Market on the business day immediately preceding March 24, 2020 plus an incremental amount, such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules, and (ii) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Cap.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the $10.25M Purchase Agreement (4)
$0.3557(3)	8,342,607	14.49%	$3,217,465
$0.50	8,342,607	14.49%	$4,421,304
$1.00	8,342,607	14.49%	$8,592,607
$1.50	6,666,607	11.93%	$10,250,000
$2.00	5,000,000	9.22%	$10,250,000

(1)
Includes the total number of purchase shares which we would have sold under the Purchase Agreement at the corresponding assumed purchase price per share set forth in the adjacent column, which does not include the 750,000 Commitment Shares previously issued to Lincoln Park, nor the 500,000 Initial Purchase Shares previously sold to Lincoln Park. Although the Purchase Agreement provides that we may sell up to $10,250,000 of our common stock to Lincoln Park (including the Initial Purchase Shares), we are only registering 9,592,607 shares (including the 750,000 Commitment Shares and the 500,000 Initial Purchase Shares previously issued to Lincoln Park) under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering. If we seek to issue shares of our common stock, including shares from other transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under the applicable rules of The Nasdaq Capital Market, in excess of 9,592,607 shares, or 19.99% of the total common stock outstanding immediately prior to the execution of the Purchase Agreement unless the average price per share exceeds the closing price of our common stock on The Nasdaq Capital Market on the business day immediately preceeding March 24, 2020, plus an incremental amount, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules, we may be required to seek stockholder approval to maintain compliance with the rules of The Nasdaq Capital Market.

(2)
The denominator is based on 49,213,042 shares outstanding as of March 30, 2020, which includes (i) 750,000 Commitment Shares and 500,000 Initial Purchase Shares issued to Lincoln Park upon the execution of the Purchase Agreement, and (ii) the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)
The Minimum Price as calculated in accordance with rules of the Nasdaq Capital Market.

(4)
Includes $250,000 proceeds from sale of 500,000 Initial Purchase Shares.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be affected in one or more of the following methods:

●
ordinary brokers’ transactions;

●
transactions involving cross or block trades;

●
through brokers, dealers, or underwriters who may act solely as agents;

●
“at the market” into an existing market for the common stock;

●
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●
in privately negotiated transactions; or

●
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the earlier of (i) termination of the Purchase Agreement or (ii) the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “VTGN”.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended March 31, 2019, filed with the SEC on June 25, 2019, which is incorporated by reference herein.

General

Our authorized capital stock consists of 175.0 million shares of common stock, $0.001 par value per share, and 10.0 million shares of preferred stock, $0.001 par value per share.

Common Stock

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our Restated and Amended Article of Incorporation, as amended (our Articles) and our Amended and Restated Bylaws (our Bylaws), copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

As of March 30, 2020, there were issued and outstanding, or reserved for issuance:

●
49,213,042 shares of common stock held by approximately 6,000 stockholders of record;

●
750,000 shares of common stock reserved for issuance upon conversion of 500,000 shares our Series A Preferred held by one institutional investor and one accredited individual investor;

●
1,160,240 shares of common stock reserved for issuance upon conversion of 1,160,240 shares of our Series B Preferred held by two institutional investors;

●
2,318,012 shares of common stock reserved for issuance upon conversion of 2,318,012 shares of our Series C Preferred held by one institutional investor;

●
26,555,281 shares of common stock that have been reserved for issuance upon exercise of outstanding warrants, with a weighted average exercise price of $1.64 per share;

●
7,768,088 registered shares of common stock reserved for issuance upon exercise of outstanding stock options under our Amended and Restated 2016 Stock Incentive Plan, with a weighted average exercise price of $1.41 per share;

●
2,235,000 registered shares of common stock reserved for issuance upon exercise of outstanding stock options under our 2019 Omnibus Equity Incentive Plan, with a weighted average exercise price of $1.22 per share, and

●
6,730,162 registered shares of common stock reserved for future issuance in connection with future grants under our 2019 Omnibus Equity Incentive Plan.

●
1,000,000 shares of common stock reserved for future issuance in connection with future sales under our 2019 Employee Stock Purchase Plan.

We may elect or be required to amend our Articles to increase the number of shares of common stock authorized for issuance prior to completing sales of shares of our common stock, or securities convertible and/or exchangeable into shares of our common stock described in this prospectus.

Except as otherwise expressly provided in our Articles, or as required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of common stock are fully paid and nonassessable.

Voting Rights

Each holder of our common stock is entitled to cast one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for election of directors is not allowed under our Articles, which means that a plurality of the shares voted can elect all of the directors then outstanding for election. Except as otherwise provided under Nevada law or our Articles, and Bylaws, on matters other than election of directors, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available, if our board of directors, in its discretion, determines to issue dividend, and only at the times and in the amounts that our board of directors may determine. Our board of directors is not obligated to declare a dividend. We have not paid any dividends in the past and we do not intend to pay dividends in the foreseeable future.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally, identically and ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

No Preemptive or Similar Rights

Our common stock is not subject to conversion, redemption, sinking fund or similar provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., Jersey City, New Jersey.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “VTGN”.

EXECUTIVE COMPENSATION

Executive Officers

The Company’s executive officers are appointed by the Board and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s current executive officers.

Name	Age	Position
Shawn K. Singh, JD	57	Chief Executive Officer and Director
H. Ralph Snodgrass, Ph.D.	70	Founder, President, Chief Scientific Officer and Director
Mark A. Smith, M.D., Ph.D.	64	Chief Medical Officer
Jerrold D. Dotson, CPA	66	Vice President, Chief Financial Officer and Secretary
Mark A. McPartland	54	Vice President, Corporate Development

Shawn K. Singh has served as our Chief Executive Officer since August 2009, first as the Chief Executive Officer of VistaGen Therapeutics, Inc., a California corporation (VistaGen California), then as Chief Executive Officer of the Company after the merger by and between VistaGen California and the Company on May 11, 2011 (the Merger), at which time VistaGen California became a wholly-owned subsidiary of the Company. Mr. Singh first joined the Board of Directors of VistaGen California in 2000 and served on the VistaGen California management team (part-time) from late-2003, following VistaGen California’s acquisition of Artemis Neuroscience, of which he was President, to August 2009. In connection with the Merger, Mr. Singh was appointed as a member of our Board in 2011. Mr. Singh has nearly 30 years of experience working with biotechnology, medical device and pharmaceutical companies, both private and public. From 2001 to August 2009, Mr. Singh served as Managing Principal of Cato BioVentures, a life science venture capital firm, and as Chief Business Officer and General Counsel of Cato Research Ltd, a contract research organization (CRO) affiliated with Cato BioVentures. Mr. Singh served as President (part-time) of Echo Therapeutics, a medical device company, from 2007 to 2009, and as a member of its Board of Directors from 2007 to 2011. He also served as Chief Executive Officer (part- time) of Hemodynamic Therapeutics, a private biopharmaceutical company affiliated with Cato BioVentures, from 2004 to 2009. From 2000 to 2001, Mr. Singh served as Managing Director of Start-Up Law, a management consulting firm serving biotechnology companies. Mr. Singh also served as Chief Business Officer of SciClone Pharmaceuticals (formerly NASDAQ: SCLN), a specialty pharmaceutical company with a substantial commercial business in China, from 1993 to 2000, and as a corporate finance associate of Morrison & Foerster LLP, an international law firm, from 1991 to 1993. Mr. Singh earned a B.A. degree, with honors, from the University of California, Berkeley, and a Juris Doctor degree from the University of Maryland School of Law. Mr. Singh is a member of the State Bar of California.

H. Ralph Snodgrass, Ph.D. co-founded VistaGen California with Dr. Gordon Keller in 1998 and served as the Chief Executive Officer of VistaGen California until August 2009. Dr. Snodgrass has served as the President and Chief Scientific Officer of VistaGen California from inception to the present, and in the same positions with the Company following the completion of the Merger. He served as a member of the Board of Directors of VistaGen California from 1998 to 2011, and was appointed to serve on our Board after the completion of the Merger. Prior to founding VistaGen California, Dr. Snodgrass served as a key member of the executive management team that led Progenitor, Inc., a biotechnology company focused on developmental biology, through its initial public offering, and was its Chief Scientific Officer from June 1994 to May 1998, and its Executive Director from July 1993 to May 1994. He received his Ph.D. in immunology from the University of Pennsylvania, and has 25 years of experience in senior biotechnology management and over 10 year’s research experience as an assistant professor at the Lineberger Comprehensive Cancer Center, University of North Carolina Chapel Hill School of Medicine, and as a member of the Institute for Immunology, Basel, Switzerland. Dr. Snodgrass is a past Board Member of the Emerging Company Section of the Biotechnology Industry Organization (BIO), and past member of the International Society of Stem Cell Research (ISSCR) Industry Committee. Dr. Snodgrass has published more than 95 scientific papers, is the inventor on more than 21 patents and a number of patent applications, has been, the Principal Investigator on U.S. federal and private foundation sponsored research grants with budgets totaling more than $14.5 million and is recognized as an expert in stem cell biology with more than 32 years’ experience in the uses of stem cells as biological tools for research, drug discovery and development.

Mark A. Smith, M.D., Ph.D. has served as our Chief Medical Officer since June 2016.  Dr. Smith served as the Clinical Lead for Neuropsychiatry at Teva Pharmaceuticals from November 2013 through June 2016.  He served as Senior Director of Experimental Medicine, Global Clinical Development and Innovation at Shire Pharmaceuticals from September 2012 to October 2013 and at AstraZeneca Pharmaceutical Company as Executive Director of Clinical Development and in other senior positions from June 2000 through September 2012. He served as a Senior Investigator and Principal Research Scientist in CNS Diseases Research at DuPont Pharmaceutical Company from 1996 to 2000 and in the Biological Psychiatry and Clinical Neuroendocrinology Branches of the National Institute of Mental Health from 1987 through 1996.  Dr. Smith has significant expertise in drug discovery and development and clinical trial design and execution, having directed approximately fifty clinical trials from Phase 0 through Phase II B and served as project leader in both the discovery and development of approximately twenty investigational new drugs aimed at depression, anxiety, schizophrenia and other disorders.  Dr. Smith received his Bachelor of Science and Master of Science degrees in Molecular Biophysics and Biochemistry from Yale University; his M.D and Ph.D. in Physiology and Pharmacology from the University of California, San Diego and completed his residency at Duke University Medical Center.

Jerrold D. Dotson, CPA has served as our Chief Financial Officer since September 2011, as our Corporate Secretary since October 2013 and as a Vice President since February 2014. Mr. Dotson served as Corporate Controller for Discovery Foods Company, a privately held Asian frozen foods company from January 2009 to September 2011.  From February 2007 through September 2008, Mr. Dotson served as Vice President, Finance and Administration (principal financial and accounting officer) for Calypte Biomedical Corporation (OTCBB: CBMC), a publicly held biotechnology company.  Mr. Dotson served as Calypte’s Corporate Secretary from 2001 through September 2008.  He also served as Calypte’s Director of Finance from January 2000 through July 2005 and was a financial consultant to Calypte from August 2005 through January 2007.  Prior to joining Calypte, from 1988 through 1999, Mr. Dotson worked in various financial management positions, including Chief Financial Officer, for California & Hawaiian Sugar Company, a privately held company.  Mr. Dotson is licensed as a CPA in California and received his B.S. degree in Business Administration with a concentration in accounting from Abilene Christian College.

Mark A. McPartland has served as our Vice-President, Corporate Development since October 2016. Mr. McPartland previously served as the Vice President of Corporate Development and Communications at Stellar Biotechnologies, Inc. (now Edesa Biotech, Inc. (NASDAQ: EDSA)), from November 2013 to September 2016. While at Stellar, Mr. McPartland was responsible for transforming and expanding its capital markets and corporate communications strategy, while also supporting its global business development activities. From September 2011 to November 2013, Mr. McPartland served as Senior Vice President at MZ North America, a subsidiary of MZ Group, a global leader in investor relations and corporate communications, and from January 2005 to January 2011, he served as Vice President and Partner at Alliance Advisors, LLC where he specialized in the implementation of capital markets strategy, market positioning and financial communications, and Regional Vice President of Hayden Communications, Inc. where he led investor relations and corporate communications programs for micro and small cap companies. Mr. McPartland received his Bachelors in Business Administration and Marketing from Coastal Carolina University.

Our Compensation Objectives

Our compensation practices are designed to attract key employees and to retain, motivate and reward our executive officers for their performance and contribution to our long-term success. Our Board, through the Compensation Committee, seeks to compensate our executive officers by combining short and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with stockholder value creation. When possible, the Compensation Committee seeks to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. Also, when possible and appropriate taking into account the Company’s financial condition and other related facts and circumstances, the compensation committee seeks to set performance goals that reach across all business areas and include achievements in finance/business development and corporate development.

The Compensation Committee makes decisions regarding salaries, annual bonuses, if any, and equity incentive compensation for our executive officers, approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and our other executive officers. The Compensation Committee solicits input from our Chief Executive Officer regarding the performance of our other executive officers. Finally, the Compensation Committee also administers our incentive compensation and benefit plans.

Although we have no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, when possible and appropriate taking into account the Company’s financial condition and other related facts and circumstances, we seek to implement a pay mix for our officers with a relatively equal balance of both, providing a competitive salary with a significant portion of compensation awarded on both corporate and personal performance.

Compensation Components

As a general rule, and when possible and appropriate taking into account the Company’s financial condition and other related facts and circumstances, our compensation consists primarily of three elements: base salary, annual bonus and long-term equity incentives. We describe each element of compensation in more detail below.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and their prior relevant experience, taking into account competitive market compensation paid by other companies in our industry for similar positions and the overall market demand for such executives, both initially at the time of hire and thereafter, to ensure that we retain our executive management team. An executive officer’s base salary is also determined by reviewing the executive officer’s other compensation to ensure that the executive officer’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed periodically as deemed necessary by the Compensation Committee and increased for merit reasons, based on the executive officers’ success in meeting or exceeding individual objectives. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

Annual Bonus

The Compensation Committee assesses the level of the executive officer’s achievement of meeting individual goals, as well as that executive officer’s contribution towards our corporate-wide goals. The amount of the cash bonus depends on the level of achievement of the individual performance goals, with a target bonus generally set as a percentage of base salary and based on the achievement of pre-determined milestones.  For the year ended March 31, 2019, each Named Executive Officer (NEO) serving during that period was awarded a bonus by the Compensation Committee in the amount set forth in the Summary Compensation Table below. The Compensation Committee has not yet determined or awarded a bonus to any NEO for our fiscal year ended March 31, 2020. Payment of a bonus to an NEO for our fiscal year ended March 31, 2020, if any, is at the discretion of the Compensation Committee which may consider factors other than attainment of individual or corporate goals in its determination of bonus amounts to be granted.

Long-Term Equity Incentives

The Compensation Committee believes that to attract and retain management, employees and independent directors, the compensation paid to these persons should include non-cash equity-based compensation, in addition to base salary and potential annual cash incentives, that is competitive with peer companies. The Compensation Committee determines the amount and terms of non-cash equity-based compensation granted under our stock option plans or pursuant to other awards made to our executives, employees and independent directors. Any long-term equity compensation granted to our management, employees and independent directors does not represent cash payments made to such individuals, and there is no guarantee that any recipients of awards granted as long-term equity compensation will realize any cash value as a result of the awards.

During the year ended March 31, 2020, the Compensation Committee granted stock options to management, employees and independent directors as a part of each individual's long-term compensation. The options have a term of ten years, and an exercise price that was at or above the market price of our common stock on the grant date, which the Compensation Committee believes align the long-term interests of our management, employees and independent directors with those of our stockholders. In addition, the exercise price of the options granted during our 2020 fiscal year remains above the market price of our common stock as of March 31, 2020.

2020 Summary Compensation Table

The following table shows information regarding the compensation of our NEOs for services performed in the fiscal years ended March 31, 2020 and 2019.

						All
				Option		Other
	Fiscal	Salary	Bonus (9)	Awards (6)		Compensation	Total
Name and Principal Position	Year	($)	($)	($)		($)	($)

Shawn K. Singh (1)	2020	498,000	-	435,667	(7)	-	933,667
Chief Executive Officer	2019	466,365	110,305	374,445	(8)	-	951,115

H. Ralph Snodgrass, Ph.D. (2)	2020	416,850	-	254,405	(7)	-	671,255
President, Chief Scientific Officer	2019	393,991	73,444	174,823	(8)	-	642,258

Mark A. Smith, M.D., Ph.D. (3)	2020	416,850	-	179,988	(7)	-	596,838
Chief Medical Officer	2019	393,991	73,444	154,922	(8)	-	622,357

Jerrold D. Dotson (4)	2020	367,500	-	229,571	(7)	-	597,071
Vice President, Chief Financial	2019	344,992	64,749	131,326	(8)	-	541,067
Officer and Secretary

Mark A. McPartland (5)	2020	300,000	-	179,988	(7)	-	479,988
Vice President, Corporate Development	2019	268,750	50,874	187,017	(8)	-	506,641

(1)
Mr. Singh became Chief Executive Officer of VistaGen Therapeutics, Inc. (a California corporation) (VistaGen California) on August 20, 2009 and our Chief Executive Officer in May 2011, in connection with the Merger.  Pursuant to his January 2010 employment agreement, as amended in June 2016, Mr. Singh’s annual base cash salary, was contractually set at $395,000. The Compensation Committee has since adjusted Mr. Singh’s base annual salary to $477,000 effective in July 2018 and to $498,000 effective in April 2019. Pursuant to his employment agreement, Mr. Singh is eligible to receive an annual cash incentive bonus of up to fifty percent (50%) of his base cash salary.

(2)
Through August 20, 2009, Dr. Snodgrass served as VistaGen California’s President and Chief Executive Officer, at which time he became its President and Chief Scientific Officer.  He became our President and Chief Scientific Officer in May 2011, in connection with the Merger.  Pursuant to his January 2010 employment agreement, as amended in June 2016, Dr. Snodgrass’ annual base cash salary, was contractually set at $350,000. The Compensation Committee has since adjusted Dr. Snodgrass’ base annual salary to $397,000 effective in July 2018 and to $416,850 effective in April 2019. Pursuant to his employment agreement, Dr. Snodgrass is eligible to receive an annual cash incentive bonus of up to fifty percent (50%) of his base cash salary.

(3)
Dr. Smith became our Chief Medical Officer upon his employment effective June 18, 2016. During our fiscal year ended March 31, 2019, Dr. Smith’s annual base cash salary was $397,000. The Compensation Committee adjusted Dr. Smith’s base annual salary to $416,850 effective in April 2019.

(4)
Mr. Dotson served as Chief Financial Officer on a contract basis from September 19, 2011 through August 2012, at which time he became our full-time employee.  During our fiscal year ended March 31, 2019, Mr. Dotson’s annual base cash salary was $350,000. The Compensation Committee adjusted Mr. Dotson’s base annual salary to $367,500 effective in April 2019.

(5)
Mr. McPartland has served as our Vice-President, Corporate Development since October 2016 and was designated a NEO in September 2017. During our fiscal year ended March 31, 2019, Mr. McPartland’s annual base cash salary was $275,000. The Compensation Committee adjusted Mr. McPartland’s base annual salary to $300,000 effective in April 2019.

(6)
The amounts in the Option Awards column do not represent any cash payments actually received by the NEOs with respect to any of such options to purchase shares of our common stock awarded to them or modified during the periods presented. Rather, the amounts in this column represent (i) the aggregate grant date fair value of options to purchase shares of our common stock awarded to Mr. Singh, Dr. Snodgrass, Dr. Smith, Mr. Dotson and Mr. McPartland during the fiscal year presented, and (ii) in Fiscal 2019, the modification date incremental fair value resulting from the reduction of exercise prices in excess of $1.56 per share to $1.50 per share for options previously granted to Mr. Singh, Dr. Snodgrass, Dr. Smith, Mr. Dotson and Mr. McPartland, both computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718). Other than the exercise of such modified options to purchase 25,375 and 2,500 shares of our common stock at $1.50 per share by Mr. Singh and Dr. Snodgrass, respectively, during our fiscal year ended March 31, 2019, to date, none of the NEOs have exercised any of such options to purchase common stock, and there can be no assurance that any of them will ever realize any of the ASC 718 grant date fair value amounts presented in the Option Awards column.

(7)
The table below provides information regarding the option awards we granted to the NEO’s during Fiscal 2020 and the assumptions used in the Black Scholes Option Pricing Model to determine the grant date fair values of the respective awards.

	Option Grant	Option Grant	Option Grant
Option Award Compensation – Fiscal Year Ended March 31, 2020	5/23/2019	9/5/2019	10/21/2019	Total

Singh	$42,142	$95,803	$297,682	$435,667
Snodgrass	80,747	-	173,658	254,405
Smith	80,747	-	99,241	179,988
Dotson	80,747	-	148,824	229,571
McPartland	80,747	-	99,241	179,988
	$365,130	$95,803	$818,646	$1,279,619

	Option Grant	Option Grant	Option Grant
Option Shares Granted - Fiscal Year Ended March 31, 2020	5/23/2019	9/5/2019	10/21/2019	Total

Singh	80,000	170,000	300,000	600,000
Snodgrass	150,000	-	175,000	400,000
Smith	150,000	-	100,000	425,000
Dotson	150,000	-	150,000	400,000
McPartland	150,000	-	100,000	300,000
	680,000	170,000	825,000	2,125,000

	Option Grant	Option Grant	Option Grant
Option Award Assumptions – Fiscal Year Ended March 31, 2020	5/23/2019	9/5/2019	10/21/2019

Market price per share	$0.80	0.84	$1.41
Exercise price per share	$1.00	1.00	$1.41
Risk-free interest rate	2.13%	1.45%	1.62%
Volatility	85.9%	86.0%	87.5%
Expected term (years)	5.58	5.58	5.39
Dividend rate	0.0%	0.0%	0.0%

Fair value per share	$0.54	0.56	$0.99
Aggregate shares	680,000	170,000	825,000

(8)
The table below provides information regarding the option awards we granted to the NEO’s during Fiscal 2019 and the assumptions used in the Black Scholes Option Pricing Model to determine the grant date fair values of the respective awards and modifications

	Option Grant	Option Modifications	Option Grant
Option Award Compensation – Fiscal Year Ended March 31, 2019	8/5/2018	8/29/2018	1/14/2019	Total

Singh	$-	$95,436	$279,009	$374,445
Snodgrass	122,913	51,910	-	174,823
Smith	98,330	56,592	-	154,922
Dotson	98,330	32,996	-	131,326
McPartland	147,495	39,522	-	187,017
	$467,068	$276,456	$279,009	$1,022,553

	Option Grant	Option Modifications	Option Grant
Option Shares Granted - Fiscal Year Ended March 31, 2019	8/5/2018	8/29/2018	1/14/2019	Total

Singh	-	-	220,000	600,000
Snodgrass	125,000	-	-	400,000
Smith	100,000	-	-	425,000
Dotson	100,000	-	-	400,000
McPartland	150,000	-	-	300,000
	475,000	-	220,000	2,125,000

	Option Grant	Option Modifications	Option Grant
Option Award Assumptions – Fiscal Year Ended March 31, 2019	8/5/2018	8/29/2018	1/14/2019

Market price per share	$1.27		$1.70
Exercise price per share	$1.27		$1.70
Risk-free interest rate	2.84%		2.55%
Volatility	99.29%		93.56%
Expected term (years)	5.50		5.50
Dividend rate	0%		0%

Fair value per share	$0.988		$1.27
Aggregate shares	475,000		220,000

Amounts shown for option modification compensation reflect the modification date incremental fair value resulting from the reduction of exercise prices in excess of $1.56 per share to $1.50 per share for options previously granted to the NEOs, as permitted by the 2016 Plan. Options to purchase 555,375 shares, 346,250 shares and 231,001 shares of our common stock and having pre-modification exercise prices from $1.96 per share to $10.00 per share were modified to reduce the exercise price to $1.50 per share for Mr. Singh, Dr. Snodgrass and Mr. Dotson, respectively. Options to purchase 385,000 shares of our common stock and having pre-modification exercise prices from $1.96 per share to $3.80 per share were modified to reduce the exercise price to $1.50 per share for Dr. Smith. Options to purchase 265,000 shares of our common stock and having pre-modification exercise prices from $1.96 per share to $4.27 per share were modified to reduce the exercise price to $1.50 per share for Mr. McPartland.

(9)
Amounts reported in the Bonus column reflect bonuses earned and accrued during the year ended March 31, 2019 by each NEO for attainment of performance-based objectives during that period. Bonus amounts earned during the year ended March 31, 2019 were paid to each NEO during the subsequent fiscal year.

The Compensation Committee has not yet determined or awarded a bonus to any NEO for our fiscal year ended March 31, 2020, nor have any bonus amounts been accrued as of the date of this prospectus.

No NEO is entitled to any perquisites or other personal benefits that, in the aggregate, are worth over $50,000 or over 10% of their base salary.

Benefit Plans

401(k) Plan

We maintain, through a registered agent, a retirement and deferred savings plan for our officers and employees. This plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. The retirement and deferred savings plan provides that each participant may contribute a portion of his or her pre-tax compensation, subject to statutory limits. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The retirement and deferred savings plan also permits us to make discretionary contributions subject to established limits and a vesting schedule.  To date, we have not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

2019 Employee Stock Purchase Plan

Following the approval of our 2019 Employee Stock Purchase Plan (the 2019 ESPP) by our stockholders in September 2019, the 2019 ESPP became operational effective January 1, 2020. Under our 2019 ESPP, shares of our common stock will be available for purchase by eligible employees, including our NEO’s, who participate in the plan. Eligible employees will be entitled to purchase, by means of payroll deductions, limited amounts of our common stock at a discount to the market price during periodic option periods under the 2019 ESPP. At March 31, 2020, no option period had been completed under the 2019 ESPP.

Outstanding Warrants and Options at March 31, 2020

The following table provides information regarding each unexercised stock option and warrant to purchase shares of our common stock held by each of the named executive officers as of March 31, 2020.

	Stock Options and Warrants
Name	Number of Securities Underlying Unexercised Options and Warrants (#) Exercisable		Number of Securities Underlying Unexercised Options and Warrants (#) Unexercisable		Exercise Price ($)	Expiration Date

Shawn K. Singh	5,000		-		1.50	4/26/2021
	72,000		-		7.00	3/3/2023
	250,000		-		7.00	9/2/2020
	187,500	(1)	12,500	(1)	1.50	6/19/2026
	100,000	(2)	-	(2	1.50	11/9/2026
	170,138	(3)	4,862	(3)	1.50	4/26/2027
	125,000		-		1.56	9/19/2027
	300,000		-		1.16	2/2/2028
	151,250	(4)	68,750	(4)	1.70	1/14/2029
	58,335	(7)	21,665	(7)	1.00	5/23/2029
	63,750	(9)	106,250	(9)	1.00	9/5/2029
	121,875	(10)	178,125	(10)	1.41	10/21/2029
Total:	1,604,848		392,152

H. Ralph Snodgrass, Ph.D.	150,000		-		7.00	9/20/2020
	50,000		-		7.00	3/3/2023
	117,187	(1)	7,813	(1)	1.50	6/19/2026
	80,000	(2)	-	(2)	1.50	11/9/2026
	121,527	(3)	3,473	(3)	1.50	4/26/2027
	100,000		-		1.56	9/19/2027
	175,000		-		1.16	2/2/2028
	105,468	(5)	19,532	(4)	1.27	8/5/2028
	68,750	(8)	81,250	(8)	1.00	5/23/2029
	71,094	(10)	103,906	(10)	1.41	10/21/2029
Total:	1,039,026		215,974

Mark A. Smith, M.D. Ph.D.	168,750	(1)	11,250	(1)	1.50	6/19/2026
	80,000	(2)	-	(2)	1.50	11/9/2026
	121,527	(3)	3,473	(3)	1.50	4/26/2027
	100,000		-		1.56	9/19/2027
	200,000		-		1.16	2/2/2028
	84,375	(5)	15,625	(5)	1.27	8/5/2028
	68,750	(8)	81,250	(8)	1.00	5/23/2029
	40,625	(10)	59,375	(10)	1.41	10/21/2029
Total:	864,027		170,973

Jerrold D. Dotson	5,001		-		1.50	10/30/2022
	1,000		-		1.50	10/27/2023
	100,000		-		7.00	9/2/2020
	10,000		-		7.00	3/3/2023
	70,312	(1)	4,688	(1)	1.50	6/19/2026
	50,000	(2)	-	(2)	1.50	11/9/2026
	97,222	(3)	2,778	(3)	1.50	4/26/2027
	100,000		-		1.56	9/19/2027
	200,000		-		1.16	2/2/2028
	84,375	(5)	15,625	(5)	1.27	8/5/2028
	68,750	(8)	81,250	(8)	1.00	5/23/2029
	60,938	(10)	89,062	(10)	1.41	10/21/2029
Total:	847,598		193,403

Mark A. McPartland	109,375	(6)	15,625		1.50	9/29/2026
	40,000	(2)	-	(6)	1.50	11/9/2026
	97,222	(3)	2,778	(3)	1.50	4/26/2027
	50,000		-		1.56	9/19/2027
	150,000		-		1.16	2/2/2028
	126,562	(5)	23,438	(5)	1.27	8/5/2028
	68,750	(8)	81,250	(8)	1.00	5/23/2029
	40,625	(10)	59,375	(10)	1.41	10/21/2029
Total:	682,534		182,466

(1)
Represents an option to purchase shares of our common stock at $3.49 per share granted on June 19, 2016 when the market price of our common stock was $3.49 per share.  The option became exercisable for 25% of the shares granted on June 19, 2017 with the remaining shares becoming exercisable ratably monthly through June 19, 2020, when all shares granted will be fully exercisable. The exercise price of the option was reduced to $1.50 per share on August 29, 2018.

(2)
Represents an option to purchase shares of our common stock at $3.80 per share granted on November 9, 2016 when the market price of our common stock was $3.80 per share.  All shares granted are now fully exercisable. The exercise price of the option was reduced to $1.50 per share on August 29, 2018.

(3)
Represents an option to purchase shares of our common stock at $1.96 per share granted on April 26, 2017 when the market price of our common stock was $1.96 per share.  All shares granted are now fully exercisable. The exercise price of the option was reduced to $1.50 per share on August 29, 2018.

(4)
Represents an option to purchase shares of our common stock at $1.70 per share granted on January 14, 2019 when the market price of our common stock was $1.70 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through January 14, 2021, when all shares granted will be fully exercisable.

(5)
Represents an option to purchase shares of our common stock at $1.27 per share granted on August 5, 2018 when the market price of our common stock was $1.27 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through August 5, 2020, when all shares granted will be fully exercisable.

(6)
Represents an option to purchase shares of our common stock at $4.27 per share granted on September 29, 2016 when the market price of our common stock was $4.27 per share.  The option became exercisable for 25% of the shares granted on September 29, 2017, with the remaining shares becoming exercisable ratably monthly through September 29, 2020, when all shares granted will be fully exercisable. The exercise price of the option was reduced to $1.50 per share on August 29, 2018.

(7)
Represents an option to purchase shares of our common stock at $1.00 per share granted on May 23, 2019 when the market price of our common stock was $0.80 per share.  The option became exercisable for 62.5% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through May 23, 2022, when all shares granted will be fully exercisable.

(8)
Represents an option to purchase shares of our common stock at $1.00 per share granted on May 23, 2019 when the market price of our common stock was $0.80 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through My 23, 2022, when all shares granted will be fully exercisable.

(9)
Represents an option to purchase shares of our common stock at $1.00 per share granted on September 5, 2019 when the market price of our common stock was $0.84 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through September 5, 2022, when all shares granted will be fully exercisable.

(10)
Represents an option to purchase shares of our common stock at $1.41 per share granted on October 21, 2019 when the market price of our common stock was $1.41 per share.  The option became exercisable for 25% of the shares granted immediately upon grant, with the remaining shares becoming exercisable ratably monthly through October 21, 2021, when all shares granted will be fully exercisable.

Employment or Severance Agreements

We have employment agreements with Mr. Singh and Dr. Snodgrass, the material terms of which are described below.

Singh Agreement

We entered into an employment agreement with Mr. Singh on April 28, 2010. Under the agreement, as amended on June 22, 2016, Mr. Singh’s base salary was increased from $347,500 per year to $395,000 per year, effective June 16, 2016. The Compensation Committee has subsequently adjusted Mr. Singh’s base annual salary to $477,000 effective in July 2018 and to $498,000 effective in April 2019. Under his agreement, Mr. Singh is eligible to receive an annual incentive cash bonus of up to 50% of his base salary. The Compensation Committee awarded Mr. Singh a cash bonus of $110,305 for attainment of performance-based objectives during the year ended March 31, 2019. The Compensation Committee has not yet determined or awarded a bonus to Mr. Singh for attainment of performance-based objectives during our fiscal year ended March 31, 2020. The award of his annual incentive bonus is at the discretion of the Compensation Committee of our Board of Directors. In the event we terminate Mr. Singh’s employment without cause, he is entitled to receive severance in an amount equal to:

●
twelve months of his then-current base salary payable in the form of salary continuation;

●
a pro-rated portion of the incentive cash bonus that the Board of Directors determines in good faith that Mr. Singh earned prior to his termination; and

●
such amounts required to reimburse him for Consolidated Omnibus Budget Reconciliation Act (COBRA) payments for continuation of his medical health benefits for such twelve-month period.

In addition, in the event Mr. Singh terminates his employment with “good reason” following a “change of control” (each as defined below), he is entitled to twelve months of his then-current base salary payable in the form of salary continuation.

Snodgrass Agreement

We entered into an employment agreement with Dr. Snodgrass on April 28, 2010. Under the agreement, as amended on June 22, 2016, Dr. Snodgrass’s base salary was increased from $305,000 per year to $350,000 per year, effective June 16, 2016. The Compensation Committee has subsequently adjusted Dr. Snodgrass’ base annual salary to $397,000 effective in July 2018 and to $416,850 effective in April 2019. Under his agreement, Dr. Snodgrass is eligible to receive an annual incentive cash bonus of up to 50% of his base salary. The Compensation Committee awarded Dr. Snodgrass cash bonuses of $73,444 for attainment of performance-based objectives during the year ended March 31, 2019. The Compensation Committee has not yet determined or awarded a bonus to Dr. Snodgrass for attainment of performance-based objectives during our fiscal year ended March 31, 2020. The award of his annual incentive bonus is at the discretion of the Compensation Committee of the Board of Directors. In the event we terminate Dr. Snodgrass’s employment without cause, he is entitled to receive severance in an amount equal to:

●
twelve months of his then-current base salary payable in the form of salary continuation;

●
a pro-rated portion of the incentive bonus that the Board of Directors determines in good faith that Dr. Snodgrass earned prior to his termination; and

●
such amounts required to reimburse him for COBRA payments for continuation of his medical health benefits for such twelve-month period.

In addition, in the event Dr. Snodgrass terminates his employment with "good reason" (as defined below), he is entitled to twelve months of his then-current base salary payable in the form of salary continuation.

Change of Control Provisions

Pursuant to each of their respective employment agreements, Dr. Snodgrass is entitled to severance if he terminates his employment at any time for “good reason” (as defined below), while Mr. Singh is entitled to severance if he terminates his employment for good reason after a change of control. Under their respective agreements, “good reason” means any of the following events, if we affect the event without the executive’s consent (subject to our right to cure):

●
a material reduction in the executive’s responsibility; or

●
a material reduction in the executive’s base salary except for reductions that are comparable to reductions generally applicable to similarly situated executives of VistaGen.

Furthermore, pursuant to their respective employment agreements and their stock option award agreements, as amended, in the event we terminate the executive without cause within twelve months of a change of control, the executive’s remaining unvested option shares become fully vested and exercisable. Upon a change of control in which the successor corporation does not assume the executive’s stock options, the stock options granted to the executive become fully vested and exercisable.

Pursuant to their respective employment agreements, a change of control occurs when: (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than VistaGen, a subsidiary, an affiliate, or a VistaGen employee benefit plan, including any trustee of such plan acting as trustee) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of VistaGen representing 50% or more of the combined voting power of VistaGen’s then outstanding securities; (ii) a sale of substantially all of VistaGen’s assets; or (iii) any merger or reorganization of VistaGen whether or not another entity is the survivor, pursuant to which the holders of all the shares of capital stock of VistaGen outstanding prior to the transaction hold, as a group, fewer than 50% of the shares of capital stock of VistaGen outstanding after the transaction.

In the event that, following termination of employment, amounts are payable to an executive pursuant to his employment agreement, the executive’s eligibility for severance is conditioned on executive having first signed a release agreement.

Pursuant to their respective employment agreements, the estimated amount that could be paid by us assuming that a change of control occurred on the last business day of our current fiscal year, is $498,000 for Mr. Singh and $416,850 for Dr. Snodgrass, excluding the imputed value of accelerated vesting of incentive stock options, if any.

BOARD OF DIRECTORS

Name	Age	Position
Jon S. Saxe (1)	83	Director
Ann M. Cunningham, MBA (2)	52	Director
Jerry B. Gin, Ph.D., MBA (3)	76	Director
Shawn K. Singh	57	Chief Executive Officer and Director
H. Ralph Snodgrass, Ph.D.	70	President, Chief Scientific Officer and Director
Brian J. Underdown, Ph.D. (4)	79	Director

(1)	Chairman of the Board; Chairman of the Audit Committee and member of the Compensation Committee and Corporate Governance and Nominating Committee.
(2)	Member of the Corporate Governance and Nominating Committee.
(3)	Chairman of the Corporate Governance and Nominating Committee and member of the Audit Committee and Compensation Committee.
(4)	Chairman of the Compensation Committee and member of the Audit Committee and Corporate Governance and Nominating Committee.

Jon S. Saxe, J.D., LL.M. has served as Chairman of our Board since 2000, first as Chairman of the Board of Directors of VistaGen California, then as Chairman of our Board after completion of the Merger. He also serves as the Chairman of our Audit Committee.  Mr. Saxe is the retired President and was a director of PDL BioPharma from 1989 to 2008. From 1989 to 1993, he was President, Chief Executive Officer and a director of Synergen, Inc. (acquired by Amgen). Mr. Saxe served as Vice President, Licensing & Corporate Development for Hoffmann-Roche from 1984 through 1989, and Head of Patent Law for Hoffmann-Roche from 1978 through 1989. Mr. Saxe currently is a director of Durect Corporation (NASDAQ: DRRX), and seven private life science companies, Achelios, Arbor Vita Corporation, Aether, Inc., Arcuo Medical, LLC, Cancer Prevention Pharmaceuticals, Inc., Lumos Pharma, Inc., Trellis Bioscience, Inc. and Epalex Corporation. Mr. Saxe has also served as a director of other biotechnology and pharmaceutical companies, including ID Biomedical (acquired by GlaxoSmithKline), Sciele Pharmaceuticals, Inc. (acquired by Shionogi), Amalyte (acquired by Kemin Industries), Cell Pathways (acquired by OSI Pharmaceuticals), Lumos Pharma, Inc. (merged with New Link Genetics) and other companies, both public and private. Mr. Saxe has a B.S.Ch.E. from Carnegie-Mellon University, a J.D. degree from George Washington University and an LL.M. degree from New York University.

We selected Mr. Saxe to serve as Chairman of our Board of Directors due to his numerous years of experience as a senior executive with major pharmaceutical and biotechnology companies, including Protein Design Labs, Inc., Synergen, Inc. and Hoffmann-Roche, Inc., as well as his extensive experience serving as a director of numerous private and public biotechnology and pharmaceutical companies, serving as Chairman, and Chair and member of audit, compensation and governance committees of both private and public companies.  Mr. Saxe provides us and our Board of Directors with highly valuable insight and perspective into the biotechnology and pharmaceutical industries, as well as the strategic opportunities and challenges that we face.

Ann M. Cunningham, MBA, was appointed to serve on our Board on January 10, 2019. Ms. Cunningham is the Founder and Managing Partner of i3 Strategy Partners, a consulting firm founded in 2018 that specializes in assisting companies in the pharmaceutical space. Prior to founding i3 Strategy Partners, Ms. Cunningham served as Vice President, Neurodegenerative Diseases and Psychiatry for Teva Pharmaceuticals Industries, Ltd. from 2015 to 2018, as Senior Marketing Director for Otsuka Pharmaceutical Companies from 2013 to 2015 and in several marketing-focused positions for Eli Lily and Company from 1999 to 2013, including serving as Global Marketing Senior Director from 2009 to 2013. Ms. Cunningham holds a B.A. degree in Psychology from Yale University and an MBA, with a focus on marketing management, from the University of Michigan.

We selected Ms. Cunningham to serve on our Board due to her substantial experience in healthcare marketing, particularly in the successful development, positioning and commercial launch of products to treat diseases of the central nervous system. Ms. Cunningham brings an insightful commercial perspective to us and to our Board that is critical as our pipeline products move from clinical development to commercialization.

Jerry B. Gin, Ph.D., MBA was appointed to serve on our Board of Directors on March 29, 2016. Dr. Gin is currently the co-founder and CEO of Nuvora, Inc., a private company founded in 2006 with a drug delivery platform for the sustained release of ingredients through the mouth for such indications as dry mouth, biofilm reduction and sore throat/cough relief. Dr. Gin is also co-founder and Chairman of Livionex, a private platform technology company founded in 2009 and focused on oral care, ophthalmology and wound care. Previously, Dr. Gin co-founded Oculex Pharmaceuticals in 1993, which developed technology for controlled release delivery of drugs to the interior of the eye, specifically to treat macular edema, and served as President and CEO until it was acquired by Allergan in 2003. Prior to forming Oculex, Dr. Gin co-founded and took public ChemTrak, which developed a home cholesterol test commonly available in drug stores today. Prior to ChemTrak, Dr. Gin was Director of New Business Development and Strategic Planning for Syva, the diagnostic arm of Syntex Pharmaceuticals, Director for Pharmaceutical and Diagnostic businesses for Dow Chemical, and Director of BioScience Labs (now Quest Laboratories), the clinical laboratories of Dow Chemical.  Dr. Gin received his Bachelor’s degree in Chemistry from the University of Arizona, his Ph.D. in Biochemistry from the University of California, Berkeley, his MBA from Loyola College, and conducted his post-doctoral research at the National Institutes of Health.

We selected Dr. Gin to serve on our Board of Directors due to his extensive experience in the healthcare industry, focusing his substantial business and scientific expertise on founding and developing numerous biopharmaceutical, diagnostic and biotechnology companies and propelling them to their next platforms of growth and value.

Shawn K. Singh Please see Mr. Singh’s biography on page 21 of this prospectus, under the section titled Executive Officers.

We selected Mr. Singh to serve on our Board of Directors due to his substantial practical experience and expertise in senior leadership roles with multiple private and public biotechnology, pharmaceutical and medical device companies, and his extensive experience in corporate finance, venture capital, corporate governance, drug development, intellectual property, regulatory affairs and strategic collaborations.

H. Ralph Snodgrass, Ph.D. Please see Dr. Snodgrass’s biography on page 21 of this prospectus, under the section titled Executive Officers.

We selected Dr. Snodgrass to serve on our Board of Directors due to his expertise in biotechnology focused on developmental biology, including stem cell biology, his extensive senior management experience leading biotechnology companies at all stages of development, as well as his reputation and standing in the fields of biotechnology and stem cell research, which allow him to bring to us and the Board of Directors a unique understanding of the challenges and opportunities associated with pluripotent stem cell biology, as well as credibility in the markets in which we operate.

Brian J. Underdown, Ph.D. has served as a member of our Board of Directors since November 2009, first as a director of VistaGen California, then as a member of our Board after the completion of the Merger. Dr. Underdown retired as a Venture Partner with Lumira Capital Corp.in December 2016, after having served as a Managing Director with Lumira from September 1997 through December 2015. His investment focus has been on therapeutics in both new and established companies in both Canada and the United States. Prior to joining Lumira and its antecedent company MDS Capital Corp., Dr. Underdown held a number of senior management positions in the biopharmaceutical industry and at universities. Dr. Underdown’s current board positions include the following private companies: Kisoji Biotechnology Inc., Naegis Pharmaceuticals, Inc. and Osteo QC. Some of Dr. Underdown’s previous board roles include: Argos Therapeutics (NASDAQ: ARGS), ID Biomedical (acquired by GlaxoSmithKline), enGene Inc. and Ception Therapeutics (acquired by Cephalon).  He has served on a number of Boards and advisory bodies of government-sponsored research organizations including CANVAC, the Canadian National Centre of Excellence in Vaccines, Ontario Genomics Institute (Chair), Allergen Plc., the Canadian National Centre of Excellence in Allergy and Asthma. Dr. Underdown obtained his Ph.D. in immunology from McGill University and undertook post-doctoral studies at Washington University School of Medicine.

We selected Dr. Underdown to serve on our Board of Directors due to his extensive background working in the biotechnology and pharmaceutical industries, as a director of numerous private and public companies, as well as his substantial corporate finance and venture capital experience funding and advising startup and established biopharmaceutical companies focused on development and commercialization of novel therapeutics.

Director Compensation

We adopted a director compensation policy for the independent directors of our Board, as “independent” is defined by the rules of the Nasdaq Stock Market rules, which policy became effective for our fiscal year beginning April 1, 2014. Under our independent director compensation policy, our independent directors are entitled to receive a $25,000 annual retainer, payable in cash or shares of our common stock. For service on a committee of the Board, an independent director is entitled to receive an additional annual cash retainer of $7,500 for service on our Audit Committee and Compensation Committee, and $5,000 for service on our Corporate Governance and Nominating Committee. In lieu of the annual cash retainer for committee participation, each independent director serving as a chair of a Board committee shall receive an annual cash retainer of $15,000 for the Audit Committee and Compensation Committee chairs and $10,000 for the Corporate Governance and Nominating Committee chair. In addition, each independent director will also receive an annual grant of an option or warrant to purchase a minimum of 12,000 shares of our common stock, which will vest monthly over a one-year period from the date of grant. Prorated grants are made for partial years of service.

We paid our independent directors cash compensation consistent with the policy noted above during our fiscal year ended March 31, 2020.

In May 2019, we granted to each of our four independent directors options to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share under the terms of our Amended and Restated 2016 Stock Incentive Plan (the 2016 Plan). In October 2019, following the approval by our stockholders of our 2019 Omnibus Equity Incentive Plan (the 2019 Plan), we granted to each of our four independent directors options to purchase 125,000 shares of our common stock at an exercise price of $1.41 per share under the terms of our 2019 Plan. Each grant awarded to our independent directors during the year ended March 31, 2020 expires ten years after the date of grant.

The following table sets forth a summary of the compensation earned by our independent, non-employee directors in our fiscal year ended March 31, 2020.

	Fees Paid in Cash (1)	Option Awards (2)(7)	Other Compensation	Total
Name	($)	($)	($)	($)

Jon S. Saxe (3)	$52,500	$101,347	$-	$153,847
Brian J. Underdown, Ph.D. (4)	$52,500	$101,347	$-	$153,847
Jerry B. Gin, Ph.D., M.B.A (5)	$50,000	$101,347	$-	$151,347
Ann M. Cunningham (6)	$30,000	$101,347	$-	$131,347

(1)
The amounts shown represent fees earned for service on our Board, and Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee during the fiscal year ended March 31, 2020, which amounts were paid in full during the fiscal year then ended.

(2)
The amounts in the “Option Awards” column do not represent any cash payments actually received by Mr. Saxe, Dr. Underdown, Dr. Gin or Ms. Cunningham with respect to any of such stock options awarded to them during the fiscal year ended March 31, 2020  Rather, the amounts represent (i) the aggregate grant date fair value of options to purchase shares of our common stock awarded to Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham during our fiscal year ended March 31, 2020, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718). To date, Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham have not exercised any of the options granted during our fiscal year ended March 31, 2020, and there can be no assurance that any of them will ever realize any of the ASC 718 grant date fair value amounts presented in the “Option Awards” column.

(3)
Mr. Saxe has served as the Chairman of our Board, the Chairman of our Audit Committee and a member of our Compensation Committee and Corporate Governance and Nominating Committee throughout our fiscal year ended March 31, 2020.  At March 31, 2020, Mr. Saxe held: (i) 23,251 shares of our common stock; (ii) options to purchase 437,500 registered shares of our common stock, of which options to purchase 351,631 shares were exercisable; and (iii) warrants to purchase 57,500 restricted shares of our common stock, all of which are exercisable.

(4)
Dr. Underdown has served as a member of our Board, as the Chairman of our Compensation Committee and as a member of our Audit Committee and Corporate Governance and Nominating Committee throughout the fiscal year ended March 31, 2020.  At March 31, 2020, Dr. Underdown held: (i) options to purchase 437,500 registered shares of our common stock, of which options to purchase 351,631 shares were exercisable; and (ii) warrants to purchase 57,500 restricted shares of our common stock, all of which are exercisable.

(5)
Dr. Gin has served as a member of our Board, as the Chairman of our Corporate Governance and Nominating Committee and as a member of our Audit Committee and Compensation Committee throughout the fiscal year ended March 31, 2020. At March 31, 2020, Dr. Gin held: (i) 50,000 shares of our unregistered common stock, (ii) options to purchase 460,000 registered shares of our common stock of which 374,131 were exercisable; and (ii) warrants to purchase 50,000 restricted shares of our common stock, all of which are exercisable.

(6)
Ms. Cunningham has served as a member of our Board and as a member of Corporate Governance and Nominating Committee since her appointment to both on January 10, 2019. At March 31, 2020, Ms. Cunningham held options to purchase 150,000 registered shares of our common stock, of which 78,386 were exercisable.

(7)
The table below provides information regarding the option awards we granted to Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham during fiscal 2020 and the assumptions used in the Black Scholes Option Pricing Model to determine the grant date fair values of the respective awards.

	Option	Option
	Grant	Grant
	5/23/2019	10/21/2019	Total

Saxe	$26,916	$74,431	$101,347
Underdown	26,916	74,431	101,347
Gin	26,916	74,431	101,347
Cunningham	26,916	74,431	101,347
	$107,662	$297,725	$405,388

Exercise Price	$1.00	$1.41
Grant Date stock price	$0.80	$1.41
Risk free interest rate	2.13%	1.62%
Expected Term (years)	5.58	$5.39
Volatility	85.85%	87.53%
Dividend rate	0.00%	0.00%

Fair value per share	$0.54	$0.99
Aggregate option shares	200,000	300,000

Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham were each granted an option to purchase 50,000 shares of our common stock on May 23, 2019. Each was also granted an option to purchase 75,000 shares of our common stock on October 21, 2019.

Board Attendance at Board of Directors, Committee and Stockholder Meetings

Our Board met five times and acted by unanimous written consent five times during our fiscal year ended March 31, 2020. Our Audit Committee met four times. Our Compensation Committee met once, acted by unanimous written consent three times with respect to executive compensation matters and grants of equity securities, and requested action by the entire Board with respect to the adoption of our 2019 Omnibus Equity Incentive Plan and 2019 Employee Stock Purchase Plan and the modification of certain outstanding warrants. Our Corporate Governance and Nominating Committee requested action by the entire Board with respect to re-election of members of our Board and other resolutions presented to our stockholders at our September 2019 annual meeting of stockholders and Board committee assignments. With the exception of Dr. Snodgrass, who was unable to attend one Board meeting due to international travel, each director serving during Fiscal 2020 attended all of the meetings of the Board and the committees of the Board upon which such director served that were held during the fiscal year.

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, but directors are encouraged to attend. With the exception of Dr. Underdown and Ms. Cunningham, each of whom was unavailable, each of our directors attended our September 2019 Annual Meeting of Stockholders in person.

Independent Directors

Our securities are currently listed on the Nasdaq Capital Market, which requires that a majority of our directors be independent. Accordingly, we evaluate director independence under the standards established by the SEC and the rules of the Nasdaq Stock Market.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $200,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Mr. Saxe, Dr. Underdown, Dr. Gin and Ms. Cunningham are each “independent” as that term is defined by the rules of the Nasdaq Stock Market. Our Board has also determined that Mr. Saxe, Dr. Underdown and Dr. Gin, who together comprise our Audit Committee and Compensation Committee, and, together with Ms. Cunningham comprise our Corporate Governance and Nominating Committee, satisfy the independence standards set forth in the Nasdaq Stock Market rules. In making these determinations, our Board considered the current and prior relationships that each nonemployee director has with the Company and all other facts and circumstances that our Board deemed relevant.

Board Committees and Charters

Our Board has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Since April 1, 2017, only our independent directors, Mr. Saxe, Dr. Underdown and Dr. Gin, and, since January 10, 2019, Ms. Cunningham, serve as members of these committees.

The Audit Committee of our Board is comprised of Mr. Saxe, who serves as the committee chairman, Dr. Underdown and Dr. Gin. Mr. Saxe is also our Audit Committee financial expert, as that term is defined under SEC rules implementing Section 407 of the Sarbanes Oxley Act of 2002, and possesses the requisite financial sophistication, as defined under applicable rules. The Audit Committee operates under a written charter. Our Audit Committee charter is available on our website at www.vistagen.com. Under its charter, our Audit Committee is primarily responsible for, among other things, the following:

●
overseeing our accounting and financial reporting process;

●
selecting, retaining and replacing our independent auditors and evaluating their qualifications, independence and performance;

●
reviewing and approving scope of the annual audit and audit fees;

●
monitoring rotation of partners of independent auditors on engagement team as required by law;

●
discussing with management and independent auditors the results of annual audit and review of quarterly financial statements;

●
reviewing adequacy and effectiveness of internal control policies and procedures;

●
approving retention of independent auditors to perform any proposed permissible non-audit services;

●
overseeing internal audit functions and annually reviewing audit committee charter and committee performance; and

●
preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation Committee

The Compensation Committee of our Board is comprised of Dr. Underdown, who serves as the committee chairman, Mr. Saxe, and Dr. Gin. Our Compensation Committee charter is available on our website at www.vistagen.com. Under its charter, the Compensation Committee is primarily responsible for, among other things, the following:

●
reviewing and approving our compensation programs and arrangements applicable to our executive officers (as defined in Rule I 6a-I (f) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), including all employment-related agreements or arrangements under which compensatory benefits are awarded or paid to, or earned or received by, our executive officers, including, without limitation, employment, severance, change of control and similar agreements or arrangements;

●
determining the objectives of our executive officer compensation programs;

●
ensuring corporate performance measures and goals regarding executive officer compensation are set and determining the extent to which they are achieved and any related compensation earned;

●
establishing goals and objectives relevant to Chief Executive Officer compensation, evaluating Chief Executive Officer performance in light of such goals and objectives, and determining Chief Executive Officer compensation based on the evaluation;

●
endeavoring to ensure that our executive compensation programs are effective in attracting and retaining key employees and reinforcing business strategies and objectives for enhancing stockholder value, monitoring the administration of incentive-compensation plans and equity-based incentive plans as in effect and as adopted from time to time by the Board;

●
reviewing and approving any new equity compensation plan or any material change to an existing plan; and

●
reviewing and approving any stock option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement, or otherwise determined to be appropriate or desirable by the committee or Board.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of our Board is comprised of Dr. Gin, who serves as the committee chairman, Mr. Saxe, Dr. Underdown and Ms. Cunningham. Our Corporate Governance and Nominating Committee charter is available on our website at www.vistagen.com. Under its charter, the Corporate Governance and Nominating Committee is primarily responsible for, among other things, the following:

●
monitoring the size and composition of the Board;

●
making recommendations to the Board with respect to the nominations or elections of our directors;

●
reviewing the adequacy of our corporate governance policies and procedures and our Code of Business Conduct and Ethics, and recommending any proposed changes to the Board for approval; and

●
considering any requests for waivers from our Code of Business Conduct and Ethics and ensure that we disclose such waivers as may be required by the exchange on which we are listed, if any, and rules and regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board consists of Dr. Underdown, Mr. Saxe and Dr. Gin, each of whom is an independent, nonemployee director. None of the members of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Board Leadership Structure

The Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer, who is also a member of our Board, is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for the Board meetings and presides over meetings of the Board. Although these roles are currently separate, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board.

Board Role in Risk Assessment

Management, in consultation with outside professionals, as applicable, identifies risks associated with the Company’s operations, strategies and financial statements. Risk assessment is also performed through periodic reports received by the Audit Committee from management, counsel and the Company’s independent registered public accountants relating to risk assessment and management. Audit Committee members meet privately in executive sessions with representatives of the Company’s independent registered public accountants. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our employees, officers and directors.  Our Code of Business Conduct and Ethics is available on our website at www.vistagen.com.  We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website or in filings with the SEC under the Exchange Act.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to:

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
Attn: Corporate Secretary

You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Corporate Secretary will review any communication received from a stockholder, and all material and appropriate communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Disclosure Law Group, a Professional Corporation, San Diego, California (DLG). Partners of DLG beneficially own an aggregate of 74,487 registered and/or restricted shares of our common stock.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of OUM & Co. LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The 2019 and 2018 audited annual consolidated financial statements of VistaGen Therapeutics, Inc., as of and for the years ended March 31, 2019 and 2018, have been audited by OUM & Co. LLP, independent registered public accounting firm. The audit report dated June 25, 2019 for the 2019 audited annual consolidated financial statements includes an explanatory paragraph which states that certain circumstances raise substantial doubt about our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith we file annual, quarterly, and other reports, proxy statements and other information with the Commission under the Exchange Act. Such reports, proxy statements and other information, including the Registration Statement, and exhibits and schedules thereto, are available to the public through the Commission’s website at www.sec.gov.

We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Commission.

We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the Commission at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www.vistagen.com/sec-filings.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

9,592,607 Shares

Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
SEC Registration Fee	$573
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	7,400
Transfer Agent and Registrar fees and expenses	1,000
Miscellaneous Expenses	5,000

Total expenses	$53,973

Limitations of liability and indemnification

Our amended and restated bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by the Nevada Revised Statutes (NRS).

If the NRS are amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Our articles of incorporation do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under the NRS. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we are empowered to enter into indemnification agreements with our directors, officers and employees to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our bylaws, we have entered into indemnification agreements with each of the individuals serving on our board of directors. These agreements provide for the indemnification of our directors to the fullest extent permitted by law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 15.  Recent Sales of Unregistered Securities

There have been no securities sold by us during the past three years which were not registered under the Securities Act and/or are not otherwise described in the accompanying prospectus or the documents incorporated by reference into the accompanying prospectus.

Item 16.  Exhibits

Exhibit Index

Exhibit No.	Description

2.1*	Agreement and Plan of Merger by and among Excaliber Enterprises, Ltd., VistaGen Therapeutics, Inc. and Excaliber Merger Subsidiary, Inc.
3.4	Articles of Merger filed with the Nevada Secretary of State on May 24, 2011, incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 31, 2011.
3.5	Certificate of Designations Series A Preferred, incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 23, 2011.
3.6	Certificate of Change filed with the Nevada Secretary of State on August 11, 2014 incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 14, 2014.
3.7
Certificate of Designation of the Relative Rights and Preferences of the Series B 10% Convertible Preferred Stock of VistaGen Therapeutics, Inc., filed with the Nevada Secretary of State on May 7, 2015, incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 13, 2015.

3.9
Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of VistaGen Therapeutics, Inc., dated January 25, 2016, incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 29, 2016.

3.10
Restated Articles of Incorporation of VistaGen Therapeutics, Inc., dated August 16, 2016, incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on August 17, 2016.

3.11
Second Amended and Restated Bylaws of VistaGen Therapeutics, Inc., dated August 16, 2016, incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on August 16, 2016.

3.12
Certificate of Amendment to the Restated and Amended Articles of Incorporation of VistaGen Therapeutics, Inc., dated September 15, 2017; incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on September 20, 2017.

10.22*	License Agreement by and between Mount Sinai School of Medicine of New York University and the Company, dated October 1, 2004.
5.1**	Opinion of Disclosure Law Group, a Professional Corporation
10.26*	License Agreement, dated October 24, 2001, by and between the University of Maryland, Baltimore, Cornell Research Foundation and Artemis Neuroscience, Inc.
10.40*	Employment Agreement, by and between, VistaGen and Shawn K. Singh, dated April 28, 2010, as amended May 9, 2011.
10.41*	Employment Agreement, by and between, VistaGen and H. Ralph Snodgrass, PhD, dated April 28, 2010, as amended May 9, 2011.
10.49
License Agreement No. 1, dated as of October 24, 2011 between University Health Network and VistaGen Therapeutics, Inc., incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 30, 2011.

10.57
License Agreement No. 2, dated as of March 19, 2012 between University Health Network and VistaGen Therapeutics, Inc., incorporated by reference from Exhibit 10.57 to the Company’s Annual Report on Form 10-K filed on July 2, 2012.

10.67
Note Exchange and Purchase Agreement dated as of October 11, 2012 by and between VistaGen Therapeutics, Inc. and Platinum Long Term Growth VII, LLP, incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 16, 2012.

10.73
Amendment to Note Exchange and Purchase Agreement as of November 14, 2012 between VistaGen Therapeutics Inc. and Platinum Long Term Growth VII, LLP, incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 20, 2012.

10.75
Amendment No. 2 to Note Exchange and Purchase Agreement as of January 31, 2013 between VistaGen Therapeutics Inc. and Platinum Long Term Growth VII, LLP, incorporated by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on February 14, 2013.

10.76
Amendment No. 3 to Note Exchange and Purchase Agreement as of February 22, 2013 between VistaGen Therapeutics Inc. and Platinum Long Term Growth VII, LLP, incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 28, 2013.

10.77
Form of Warrant to Purchase Common Stock issued to independent members of the Company’s Board of Directors and its executive officers on March 3, 2013, incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 6, 2013.

10.83
Lease between Bayside Area Development, LLC and VistaGen Therapeutics, Inc. (California) dated April 24, 2013, incorporated by reference from Exhibit 10.83 to the Company’s Annual Report on Form 10-K filed July 18, 2013.

10.84	Indemnification Agreement effective May 20, 2013 between the Company and Jon S. Saxe, incorporated by reference from Exhibit 10.84 to the Company’s Annual Report on Form 10-K filed on July 18, 2013.
10.85
Indemnification Agreement effective May 20, 2013 between the Company and Shawn K. Singh, incorporated by reference from Exhibit 10.85 to the Company’s Annual Report on Form 10-K filed on July 18, 2013.

10.86
Indemnification Agreement effective May 20, 2013 between the Company and H. Ralph Snodgrass, incorporated by reference from Exhibit 10.86 to the Company’s Annual Report on Form 10-K filed on July 18, 2013.

10.87
Indemnification Agreement effective May 20, 2013 between the Company and Brian J. Underdown, incorporated by reference from Exhibit 10.87 to the Company’s Annual Report on Form 10-K filed on July 18, 2013.

10.88
Indemnification Agreement effective May 20, 2013 between the Company and Jerrold D. Dotson, incorporated by reference from Exhibit 10.88 to the Company’s Annual Report on Form 10-K filed on July 18, 2013.

10.111
Exchange Agreement, by and between VistaGen Therapeutics, Inc., and Platinum Long Term Growth VII, LLC and Montsant Partners, LLC, dated January 25, 2016, incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 29, 2016.

10.112
Indemnification Agreement effective April 8, 2016 between the Company and Jerry B. Gin, incorporated by reference from Exhibit 10.112 to the Company’s Annual Report on Form 10-K filed on June 24, 2016.

10.113
Underwriting Agreement, by and between Chardan Capital Markets, LLC and WallachBeth Capital, LLC, as representatives of the several underwriters, and VistaGen Therapeutics, Inc., dated May 10, 2016, incorporated by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on May 16, 2016.

10.114
Warrant Agency Agreement, by and between Computershare, Inc. and VistaGen Therapeutics, Inc., dated May 16, 2016, incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 16, 2016.

10.115	Form of Warrant; incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 16, 2016.
10.116
Second Amendment to Employment Agreement by and between VistaGen Therapeutics, Inc. and Shawn K. Singh, dated June 22, 2016, incorporated by reference from Exhibit 10.116 to the Company’s Annual Report on Form 10-K filed on June 24, 2016.

10.117
Second Amendment to Employment Agreement by and between VistaGen Therapeutics, Inc. and H. Ralph Snodgrass, Ph.D., dated June 22, 2016, incorporated by reference from Exhibit 10.117 to the Company’s Annual Report on Form 10-K filed on June 24, 2016.

10.118
Second Amendment to Lease between Bayside Area Development and the Company, effective November 10, 2016, incorporated by reference from Exhibit 10.1 to the Company’s Quarterly report on Form 10-Q filed on November 15, 2016.

10.119
Indemnification Agreement effective November 10, 2016 between the Company and Mark A. Smith, incorporated by reference from Exhibit 10.2 to the Company’s Quarterly report on Form 10-Q filed on November 15, 2016.

10.120+
Exclusive License and Sublicense Agreement by and between VistaGen Therapeutics, Inc. and Apollo Biologics LP, effective December 9, 2016, incorporated by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2017.

10.121+
Patent License Amendment Agreement between VistaGen Therapeutics Inc. and University Health Network effective December 9, 2016, incorporated by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q/A filed on May 1, 2017.

10.122
Amended and Restated 2016 Stock Incentive Plan (formerly the VistaGen Therapeutics, Inc. 2008 Stock Incentive Plan), incorporated by reference from Exhibit 10.122 to the Company’s Annual Report on Form 10-K filed on June 29, 2017.

10.123
Underwriting Agreement, dated as of August 31, 2017, by and between VistaGen Therapeutics, Inc. and Oppenheimer & Co. Inc., incorporated by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on August 31, 2017.

10.124	Form of Series A1 Warrant, incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 31, 2017.
10.125	Form of Series A2 Warrant, incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 31, 2017.
10.126
Underwriting Agreement, dated as of December 11, 2017, by and between VistaGen Therapeutics, Inc. and Oppenheimer & Co. Inc., incorporated by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on December 13, 2017.

10.127	Form of Warrant, incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 13, 2017.
10.128	Form of Summer 2018 Private Placement Subscription Agreement, incorporated by reference from the Company’s Current Report on Form 8-K filed on August 9, 2018.
10.129	Form of Summer 2018 Private Placement Warrant, incorporated by reference from the Company’s Current Report on Form 8-K filed on August 9, 2018.
10.130+
License Agreement (PH94B), by and between VistaGen Therapeutics, Inc. and Pherin Pharmaceuticals, Inc., dated September 11, 2018, incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 13, 2018

10.131+
Option Agreement, by and between VistaGen Therapeutics, Inc. and Pherin Pharmaceuticals, Inc., dated September 11, 2018, incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 13, 2018.

10.132+
License Agreement (PH10), by and between VistaGen Therapeutics, Inc. and Pherin Pharmaceuticals, Inc., dated October 24, 2018, incorporated by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q/A filed on October 30, 2018.

10.133	Form of Fall 2018 Private Placement Subscription Agreement, incorporated by reference from Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on October 29, 2018.
10.134	Form of Fall 2018 Private Placement Warrant, incorporated by reference from Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on October 29, 2018.
10.135
Indemnification Agreement, dated January 10, 2019, by and between VistaGen Therapeutics, Inc. and Ann Cunningham, incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 15, 2019.

10.136
Indemnification Agreement, dated November 10, 2016, by and between VistaGen Therapeutics, Inc. and Mark A. McPartland,  incorporated by reference from Exhibit 10.136 to the Company’s Annual Report on Form 10-K filed on June 25, 2019.

10.137
Underwriting Agreement, dated as of February 26, 2019, by and between VistaGen Therapeutics, Inc. and William Blair & Company, LLC, incorporated by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on March 4, 2019.

10.138
Master Services Agreement, dated July 11, 2017, by and between VistaGen Therapeutics, Inc. and Cato Research Ltd., incorporated by reference from Exhibit 10.136 to the Company’s Annual Report on Form 10-K filed on June 25, 2019.

10.139
Purchase Agreement, by and between VistaGen Therapeutics, Inc. and Lincoln Park Capital Fund, LLC, dated March 24, 2020, incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K, filed March 26, 2020.

10.140
Registration Rights Agreement, by and between VistaGen Therapeutics, Inc. and Lincoln Park Capital Fund, LLC, dated March 24, 2020, incorporated by reference from Exhibit 10.2 to the Company's Current Report on Form 8-K, filed March 26, 2020.

23.1**	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1).
23.2**	Consent of Independent Registered Public Accounting Firm – OUM & Co., LLP
24	Power of Attorney
_______________

*  Incorporated by reference from the like-numbered exhibit filed with our Current Report on Form 8-K on May 16, 2011.
** Previously filed.
+ Confidential treatment has been granted for certain confidential portions of this agreement.

Item 17.  Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 10th day of April, 2020.

VistaGen Therapeutics, Inc.

Date: April 10, 2020	By:	/s/ Shawn K. Singh
Shawn K. Singh, J.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shawn K. Singh Shawn K. Singh, JD	Chief Executive Officer and Director (Principal Executive Officer)	April 10, 2020

/s/ * Jerrold D. Dotson	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 10, 2020

/s/ * H. Ralph Snodgrass, Ph. D	President, Chief Scientific Officer and Director	April 10, 2020

/s/ * Jon S. Saxe	Chairman of the Board of Directors	April 10, 2020

/s/ * Brian J. Underdown, Ph. D	Director	April 10, 2020

/s/ * Jerry B. Gin, Ph. D.	Director	April 10, 2020

/s/ * Ann M. Cunningham	Director	April 10, 2020

 * By: /s/ Shawn K. Singh
            Attorney-in-fact